Exhibit 10.3

*** Indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.

DEMAND RESPONSE CAPACITY

DELIVERY AGREEMENT

BETWEEN

SAN DIEGO GAS & ELECTRIC COMPANY

AND

COMVERGE, INC.

DATED

OCTOBER 6, 2003

DEMAND RESPONSE CAPACITY DELIVERY AGREEMENT

-i-

ARTICLE 10 - PROJECT MEASUREMENT AND EVALUATION		13
10.1	Impact Evaluation Study	13
10.2	Process Evaluation Study	14
10.3	Metering Requirements	14
10.3.1	Participating Facilities Metering	14
10.3.2	Metering If Participating Facilities Too Few	14
10.3.3	Sample Group	15
10.4	Sample Selection	15
10.5	Calculation of PBE	15
10.6	Responsibility of Each Party for Metering and Evaluation	15
10.6.1	Seller Responsibility	15
10.6.2	SDG&E Responsibility	15
	A. Metering	16
	B. Data Validation	16
	C. Calculation of PBE	16
	D. Sharing of M&E Data with Seller	16
	E. True up of previous Program Year’s PBE	16
ARTICLE 11 - BILLING AND PAYMENT		16
11.1	Billing Statement, Payment and True-up	16
11.1.1	Seller Responsibility	16
11.1.2	SDG&E Responsibility	17
11.2	Late Payments	17
11.3	Billing Disputes	17
ARTICLE 12 - DEFAULT AND TERMINATION		18
12.1	Events of Default of Seller	18
12.2	Events of Default of SDG&E	19
12.3	Termination	20
ARTICLE 1.3 - CONTRACT ADMINISTRATION AND NOTICES		20
13.1.	Notices in Writing	20
13.2	Representative for Notices	20
13.3	Authority of Representatives	20
13.4	Operating Records	20
13.5	Billing and Payment Records	20
13.6	Examination of Records	21
13.7	Dispute Resolution	21
ARTICLE 14 - FORCE MAJEURE		21
14.1	Definition of Force Majeure	21
14.2	The term Force Majeure does not include	22
14.3	Applicability of Force Majeure	22
14.4	Limitations on Effect of Force Majeure	22
14.5	Effect of Force Majeure on Capacity Payments	23
ARTICLE 15 - REPRESENTATIONS AND WARRANTIES		23
15.1	Seller’s Representations and Warranties	23
15.2	SDG&E’s Representations and Warranties	24
ARTICLE 16 - INSURANCE		25
16.1	Seller’s Insurance Requirements	25
16.2	Changes to Insurance Minimum Limits	25

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16.3	Notwithstanding any provision of the insurance policies	26
16.4	Certificates of Insurance Required	26
16.5	Application of Proceeds	26
ARTICLE 17 - INDEMNITY		26
17.1	General	26
17.2	Environmental	27
17.3	Procedures	27
ARTICLE 18 - REGULATORY JURISDICTION AND COMPLIANCE		29
18.1	Governmental Jurisdiction and Regulatory Compliance	29
18.2	Provision of Support	29
ARTICLE 19 - ASSIGNMENT AND OTHER TRANSFER RESTRICTIONS		29
19.1	No Assignment Without Consent	29
19.2	Transfer Without Consent is Null and Void	29
ARTICLE 20 - JOINT INTEREST		29
ARTICLE 21 - COLLATERAL REQUIREMENTS		30
21.1	SDG&E Collateral Protection	30
21.1.1	Financial Information	30
21.1.2	Collateral Assurances	30
21.1.3	Amount of Letter of Credit	30
ARTICLE 22 - MISCELLANEOUS		30
22.1	Waiver	30
22.2	Taxes	31
22.3	Disclaimer of Third Party Beneficiary Rights	31
22.4	Relationship of the Parties	31
22.5	Equal Employment Opportunity Compliance Certification	31
22.6	Confidentiality	31
22.6.1	Definition of Confidential Information	31
22.6.2	Nondisclosure	31
22.6.3	Permitted Disclosure	31
22.7	Survival of Obligations	32
22.8	Severability	32
22.9	Complete Agreement; Amendments	32
22.10	Binding Effect	32
22.11	Headings	32
22.12	Counterparts	32
22.13	Governing Law	32
APPENDIX A - MARKETING, RECRUITMENT AND RETENTION		A-1
APPENDIX B - EQUIPMENT INSTALLATION AND MAINTENANCE		B-1
APPENDIX C - NOTICES		C-1
APPENDIX D - INSURANCE COVERAGE		D-1
APPENDIX E - FORM OF LETTER OF CREDIT		E-1
APPENDIX F - ESTIMATED COVER		F-1

-iii-

DEMAND RESPONSE CAPACITY DELIVERY AGREEMENT

This DEMAND RESPONSE CAPACITY DELIVERY AGREEMENT (“Agreement”), dated as of October 6, 2003, 2003, is entered into, by and between:

(1) SAN DIEGO GAS & ELECTRIC COMPANY (“SDG&E”), a Division of Sempra Energy, a Corporation, located at 8330 Century Park Court, San Diego, CA 92123; and

(2) Converge, Inc., located at 23 Vreeland Road, Suite 160, Florham Park, NJ 07932 (“Seller”).

RECITALS

WHEREAS, Seller desires to design, build, own and operate (but not dispatch) a commercial Direct Load Control System in SDG&E’s service territory, and to aggregate the individual customer load which is controlled by this DLCS to form a demand response capacity targeted at 30.2 MW (but no more than 40 MW) deliverable to SDG&E, and

WHEREAS, SDG&E and Seller desire to enter into an agreement whereby SDG&E will purchase from Seller and dispatch up to 40MW Contract Capacity and Energy Reduction arising from Demand Reduction delivered pursuant to the operation of the Program,

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, THE PARTIES AGREE as follows:

ARTICLE I - DEFINITIONS

1.1 Defined Terms. Unless otherwise defined herein or in any Exhibit, Schedule or Appendix hereto, the following terms, when used in this Agreement (including the Recitals and any Exhibit, Schedule or Appendix hereto) shall have the meanings set forth below. The capitalized terms listed in this Article shall have the meanings set forth herein whenever the terms appear in this Agreement, whether in the singular or the plural or in the present or past tense. Other terms used in this Agreement but not listed in this Article shall have meanings as commonly used in the English Language and, where applicable, in Good Industry Practice and, where applicable, in SDG&E’s Electric Rule One.

“Agreement” means this Demand Response Capacity Delivery Agreement and the Exhibits, Schedules and Appendices hereto, which are hereby incorporated herein by reference.

“Commercial Operation” means the period that a Facility is a Participating Facility operating pursuant to the terms of this Agreement.

“Contract Capacity” shall have the meaning set forth in Section 4.1.

“Control Device” means a digital control unit installed at a Participating Facility and used to control a Participant’s End-use equipment.

“Control Season” means May 1 through October 31 of each Program Year.

“Control Season Day” means the business days the Program is available during the Control Season (i.e. Monday through Friday, excluding Holidays).

“CPUC” means the Public Utilities Commission of California or any successor thereto.

“Day” means the period beginning midnight and ending on the following 11:59 p.m. (Pacific Prevailing Time).

“Defaulting Party” shall have the meaning set forth in Article 12.

“Demand Reduction” shall have the meaning set forth in Section 4.2.

“Direct Load Control System” or “DLCS” means all equipment (except verification equipment) and components necessary for the operation of the Program including Control Devices, a Head-end Control System, PowerCAMP™ software and third-party application software.

“End-use Equipment” means central air conditioning compressors, electric hot water heaters, irrigation pumps and other mutually agreeable curtailable loads located at a Participating Facility site.

“Energy Reduction.” shall have the meaning set forth in Section 4.3.

“Environmental Contamination” means the presence of hazardous wastes, hazardous substances, hazardous materials, toxic substances, hazardous air pollutants and other hazardous pollutants, and toxic pollutants, as those terms are used in the Resource Conservation and. Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Oil Pollution and Hazardous Substances Control Act, and all other applicable federal, state, and local laws and regulations as amended, at such levels or quantities or location, or of such form or character, to be of regulatory concern under said federal, state, and local laws and regulations.

“Estimated Contract Capacity” shall have the meaning as set forth in Section 5.2

“Estimated Demand Reduction” shall have the meaning set forth in Section 5.2.

“Facility” means a physical site that is separately metered by SDG&E.

“Financing Documents” means the loan and credit agreements, notes, bonds, indentures, security agreements, lease financing agreements, mortgages, interest rate exchanges, or swap agreements and other documents relating to the development, bridge and/or permanent financing for the Participating Facilities, including any credit enhancement, credit support, working capital financing, or refinancing documents, and any and all amendments, modifications, or supplements to the foregoing that may be entered into from time to time at the discretion of Seller.

“Good Industry Practice” means the practices, methods, and acts (including but not limited to the practices, methods, and acts engaged in or approved by a significant portion of the electric utility industry) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with law, regulation, codes, standards, equipment manufacturer’s recommendations, reliability, safety, environmental protection, economy, and expedition. With respect to each: Participating Facility, Good Industry Practice(s) includes, but is not limited to, taking reasonable steps to ensure that:

(1)	equipment, materials, resources, and supplies, including spare parts inventories, are available by Seller to meet the Participating Facilities’ needs;

(2)	Seller has sufficient operating personnel available at all times and are adequately experienced and trained and licensed as necessary to operate the Participating Facilities properly, efficiently, and in coordination with SDG&E and are capable of responding to reasonably foreseeable emergency conditions;

(3)	preventive, routine, and non-routine maintenance and repairs are performed on a basis that ensures reliable long term and safe operation, and are performed by knowledgeable, trained, and experienced personnel utilizing proper equipment and tools;

(4)	appropriate monitoring and testing are performed to ensure equipment is functioning as designed;

(5)	equipment is not operated in a reckless manner, in violation of manufacturer’s guidelines or in a manner unsafe to workers, the general public, or SDG&E’s distribution grid or contrary to environmental laws or regulations or without regard to defined limitations; and

(6)	the equipment will function properly under normal conditions at the Participating Facilities.

“Holidays” shall comprise those holidays set forth in SDG&E’s Electric Rule One.

“Master Station,” means all centralized hardware and software systems required for SDG&E representative(s) to manage and control the dispatch of Participating Facilities within the SDG&E Service Territory.

“Measurement and Evaluation Plan” or “M&E Plan” is defined in Article 10.

“Metering Device(s)” means all SDG&E-awned meters, metering equipment, and data processing equipment used to measure, record, or transmit data relating to the electric power usage at a Participating Facility.

“Nameplate Capacity” means the rated capacity in terms of tons on each piece of End use Equipment where a Control Device is installed for this Program.

“Participant” means the SDG&E commercial customer name of record of a Participating Facility.

“Participating Facility” means a commercial SDG&E-metered site meeting the requirements of Section 3.1 that is participating in this Program.

“Performance Based Estimate of Demand Reduction” or “PBE” means the statistical estimate of Demand Reduction actually achieved through the operation of the DLCS and as measured by the measurement and evaluation impact evaluation study described in Article 10.

“Program” or “DLCS Program” means the Direct Load Control Systems Program as described in this Agreement.

“Program Availability Hours” means all hours between 1200 to 2000 Pacific Prevailing Time (PPT) of any Control Season Day.

“Program Event” is any event in the period from May 1st to October 31st of any Program Year when Participating Facilities are called upon for Demand Reduction by cycling their End-use Equipment on and off through operation of the DLCS. A Program Event will be no less than 2 hours and no more than 4 hours in any single day, and will not be triggered more than 40 hours in any Program month or 120 hours in any Program Year. In addition, Program Events will not be scheduled on weekends or Holidays nor more than three days in any calendar week.

“Program Month” means any month falling within a Program Year.

“Program Peak Event” means that Program Event occurring on the System Peak Day where the actual peak occurs during the control hours of the Program Event.

“Program Run Time” means the number of hours that the Direct Load Control Program is run, as determined by PowerCAMP™ reports which log every event by date and time.

“Program Test Event” is a single event in April of each Program Year when Participating Facilities are called upon for Demand Reduction by cycling their End-use Equipment on and off in order to test the dispatch system and signal receipt by Participating Facilities. A Program Test Event will be no less than 1 hour and no more than 2 hours. Program Test Event hours will not be included in Program Run Time.

“Program Year” means November 1 through October 31. Program Year 1 means the period from the effective date of this Agreement through October 31, 2004.

“Senior Debt” means the obligations of Seller to any lender pursuant to the Financing Documents, including without limitation, principal of, premium and interest on indebtedness, fees, expenses or penalties, amounts due upon acceleration, prepayment or restructuring, swap or interest rate hedging breakage costs and any claims or interest due with respect to any of the foregoing.

“Senior Lender” means, collectively, any lender(s) providing any Senior Debt and any successor(s) or assigns thereto.

“System Control Center,” or “SCC,” means SDG&E’s representative(s) responsible for centralized dispatch of generating units within the SDG&E Control Area and control of tie-line power flows.

“System Peak” means any Control Season Day, when SDG&E’s electrical system is experiencing its annual maximum demand.

“Term” means the period of time during which this Agreement shall remain in full force and effect.

“Test Demand Reduction” means all Demand Reduction provided by a Participating Facility in order to perform testing of the Participating Facility.

1.2 Interpretation. In this Agreement, unless otherwise stated,

1.2.1. Any references to:

(a) any Section, Schedule, Appendix, Exhibit or other provision thereof, shall be construed, at any particular time, as including a reference to the Section, Schedule, Appendix, Exhibit or the relevant provision thereof as it may have been amended, modified or supplemented;

(b) any Agreement (including this Agreement or any Schedule, Appendix or Exhibit hereto) shall be construed, at any particular time, as including a reference to the relevant Agreement as it may have been amended, modified, supplemented or novated;

(c) any Party or Governmental Body to this Agreement includes that Party’s successors and permitted assigns and, in the case of any Governmental Body, any entity succeeding to its functions and capacities;

(d) a month shall be construed as a reference to a calendar month; and

(e) a particular Section, Schedule, Exhibit or Appendix shall be a reference to the relevant Section, Schedule, Exhibit or Appendix in or to this Agreement.

1.2.2 Words in the singular may be interpreted as referring to the plural and vice versa, and words denoting natural persons may be interpreted as referring to corporations and any other legal entities and vice versa.

1.2.3. Whenever this Agreement refers to a number of days, such number shall refer to the number of calendar days unless Business Days are specified. A requirement that a payment be made on a day that is not a Business Day shall be construed as a requirement that the payment be made on the next following Business Day.

1.2.4. The words “include” and “including” are to be construed as being at all times followed by the words “without limitation”, unless the context otherwise requires.

1.2.5. Words not otherwise defined herein that have well-known and generally acceptable technical or trade meanings are used herein in accordance with such well-recognized meanings.

ARTICLE 2 - TERM AND TERMINATIONS

2.1 Subject to SDG&E receiving all approvals set forth in Section 2.2 hereof, this Agreement shall become effective as of the date of its execution and, unless terminated pursuant to the operation of this Article 2 or Article 12, shall remain in full force and effect through October 31, 2014 if CPUC approval is obtained prior to March 1, 2004, or if not then October 31, 2015. Applicable provisions of this Agreement shall continue in effect after termination to the extent necessary to satisfy the terms and conditions of this Agreement and, as applicable, to provide for removal of Control Devices from Participating Facilities as may be requested by a Participant, final billings and adjustments related to any period prior to termination, repayment of any money due and owing either Party pursuant to this Agreement, and the indemnifications specified in this Agreement.

2.2 On or before June 30, 2004, SDG&E shall have received a final, non-appealable order from the CPUC (i) approving the terms and conditions of this Agreement without material alteration of the commercial aspects described herein in form and substance acceptable to SDG&E in its sole discretion, (ii) allowing SDG&E full rate recovery of the costs associated under this Agreement through any existing or future cost recovery mechanism that may be developed or instituted by the CPUC, in form and substance acceptable to SDG&E in its sole discretion, and (iii) a finding by the CPUC that the payments under this Agreement are just and reasonable. The Parties agree to cooperate and use all reasonable efforts to obtain the CPUC order as soon as is practicable. Within fifteen (15) days after receipt of the CPUC order, SDG&E shall give Seller written notice of whether it deems the terms and conditions of the CPUC order to be acceptable. If the CPUC order is not issued on or before June 30, 2004 or if SDG&E determines that the order issued by the CPUC is not acceptable, the Parties shall negotiate in good faith to determine what actions should be undertaken. If the Parties are unable to reach agreement on such actions within sixty (60) days after initiating such negotiations, then either Party shall have the right to terminate this Agreement upon ten (10) days’ written notice and, upon such termination, neither Party shall have any further liability or obligation to the other Party.

2.3 If Seller has not aggregated one (1) MW of Contract Capacity from Participating Facilities into Commercial Operation by October 31, 2005, then either Party may terminate the Agreement at any time by giving written notice to the other Party of such termination. Such termination shall be effective upon receipt of such written notice and neither Party shall have any further liability or obligation to the other Party.

2.4 Seller may terminate the Agreement by giving written notice to SDG&E of such termination if Seller determines in its sole discretion that local licensing and permit fees are prohibitively expensive and neither Party shall have any further liability or obligation to the other Party.

ARTICLE 3 - PROJECT DESCRIPTION

3.1 Summary Description. Seller shall in accordance with Good Industry Practice design, build, own and operate (but not dispatch) a Direct Load Control System that will, on demand (as defined in the Agreement), provide SDG&E with the ability to achieve Contract Capacity and. Energy Reduction through control of End-use Equipment at Participating Facilities within SDG&E’s retail service territory. Each Participating Facility shall have an annual maximum demand of no greater than 100kW. The aggregate Demand Reduction of Participating Facilities made available to and purchased by SDG&E under this Agreement shall be no less than one (1) MW (and targeted at 30.2 MW) but not more than 40 MW. SDG&E will pay each Participant $25/kW of Estimated Demand Reduction per Program Year pursuant to an enrollment agreement between SDG&E and each Participant.

ARTICLE 4 - CONTRACT CAPACITY AND ENERGY; DISPATCH

4.1 Contract Capacity. The Contract Capacity provided and sold by Seller and purchased by SDG&E hereunder shall be the calculated Performance Based Estimated (PBE) Demand Reduction multiplied by the total Nameplate Capacity of End-use Equipment controlled by a Control Device.

4.2 Demand Reduction. The Demand Reduction is the amount of kW/ton of Nameplate Capacity, which is reduced during the Control Season by Participating Facilities, as determined by the results of the Measurement and Evaluation Impact Study conducted in January of each year during the term of this Agreement as described in detail in Article 10 (Project Measurement and Evaluation). For the first Program Year,

Estimated Demand Reduction will be determined by an engineering estimate of the expected load reduction per ton of Nameplate Capacity. An engineering estimate will be developed by a method mutually agreed upon by both Seller and SDG&E, and could include a test at pre-determined Participating Facilities. Estimated Demand Reduction will be utilized for the first Program Year’s Estimated Contract Capacity only, and will be trued up in an Impact Evaluation Study completed at the end of the first Program Year.

4.3 Energy Reduction. The Energy Reduction provided and sold by Seller and purchased and received by SDG&E hereunder shall be the Contract Capacity multiplied by the Program Run Time as measured each Control Season.

4.4 Test Demand Reduction. Seller shall coordinate delivery of test Demand Reduction with SDG&E for each Participating Facility. SDG&E shall cooperate with Seller to facilitate Seller’s testing of each Participating Facility. SDG&E shall not be obligated to purchase any Test Demand Reduction delivered to SDG&E.

4.5 Dispatch. SDG&E’s operators shall have the right to determine, within the operating parameters as set forth in a Program Event, the dispatch control of the Participating Facilities through the SCC. Participating Facilities shall respond to SDG&E’s dispatch signal within ten (10) minutes.

ARTICLE 5 – PRICING/PAYMENT CALCULATIONS

5.1 Capacity Payments. SDG&E shall make Capacity Payments to Seller only when Seller has at least *** (***) MW of aggregated Contract Capacity from Participating Facilities in Commercial Operation. Capacity Payments due Seller will be calculated quarterly pursuant to Section 5.2 and trued up annually after the Control Season pursuant to Article 10. The Total Annual Capacity Payment (TAP) in any Program Year will be equal to ***. In formula form, this would be:

***.

5.2 Quarterly Capacity Payments (QPn) shall be calculated at the end of Quartern, as follows:

***

“Quarter” is defined as a one of four, three-month periods of November-January, February-April, May-July, and August-October, for the purposes of this Agreement.

“Estimated Contract Capacity” means the total of the Nameplate Capacity installed times the Estimated Demand Reduction in the first Program Year, and the total of the Nameplate Capacity installed times the PBE in subsequent Program Years.

“Estimated Demand Reduction” means the engineering estimate *** on Participating Facilities, provided by the Seller and approved by SDG&E.

5.3 True-Up Payments. True-Up Payments equals TAP (as of ***) less the sum of Quarterly Payments for each Program Year ending ***.

5.4 Target Contract Capacity. Target Contract Capacity (TCC) shall mean:

*** MW by May 1, 2005

*** MW by May 1, 2006

*** MW by May 1, 2007 and for duration of Agreement

5.5 Capacity Payment Adjustment (CPA): The CPA shall be determined as of *** (CPA Trigger Date). Both Seller and SDG&E agree that there is considerable uncertainty regarding the extent to which Seller will be able to penetrate the target market. The CPA will be calculated so that SDG&E shares in the costs Seller has incurred if the penetration is significantly different than the Target Contract Capacity. Seller may at its sole option invoke the CPA on the Trigger Date as follows:

5.5.1 Trigger Date for CPA to be invoked is ***.

5.5.2 If the Contract Capacity is equal to or greater than ***% of the TCC on the Trigger Date then the CPA shall be zero.

5.5.3 If Contract Capacity has reached a level below ***% of the agreed upon TCC of 30.2 MW by the Trigger Date, the Seller may trigger the CPA.

5.5.4 If Seller triggers the CPA, Seller shall provide documentation to SDG&E in a form reasonably satisfactory to SDG&E of the Seller’s Actual Costs as of the Trigger Date. Seller’s Actual Costs shall be the sum of (i) capital costs (including the manufacturing and installation cost of Control Devices) (ii) Marketing expenses and (iii) and annual Program operating budgets approved by SDG&E; all burdened by an overhead factor of ***%. Additional supporting documentation of Seller’s Actual Costs shall be made available to SDG&E for audit upon request. Seller’s Actual Costs shall be provided to SDG&E no later than 30 days after the Trigger Date.

5.5.5 If Seller triggers the CPA, the CPA shall be calculated as follows:

A. Seller’s Sunk Cost Shortfall is equal to the Seller’s Actual Costs less Capacity Payments made through April 30, 2007, as adjusted by any subsequent true-up payment.

B. The CPA shall be equal to ***% of the Seller’s Sunk Cost Shortfall divided by *** if CPUC approval of the Agreement occurs prior to *** and by *** if CPUC approval occurs thereafter, as limited by paragraphs (D) and (E) below.

C. Current Year Unadjusted Capacity Payment shall be equal to WACC multiplied by CP.

D. CPA Cap: The CPA is limited as a function of the actual Capacity achieved as of the Trigger Date. The following table shows the CPA Cap in relation to actual Capacity achieved as of the Trigger Date. (Straightline interpolation shall be used where indicated in the table):

Capacity on Trigger Date (MW)	As a Percentage of Target Capacity	CPA Cap ($/kW-Yr)
≥ ***	≥ ***%	0
≥*** and <***	≥*** and <***%	Linearly interpolate between *** (<***%%) and *** (@***%)
≥ *** and <***	≥*** and <***%	Linearly interpolate between *** (@***%) and *** (@***%)
≥ *** and <***	≥*** and <***%	Linearly interpolate between ***
(@***%) and *** (@***%)
< ***	< ***%	***

E. Limitations on CPA Payments: If the CPA is triggered by Seller then in each and every year the CPA payment shall be limited, but not made negative, such that the total cost of delivered capacity to SDG&E from Seller (sum of CP and CPA, all divided by CC), does not exceed $*** per kW. To the extent that this limitation causes a constraint on the amount of the CPA payment to Seller in any one Program Year, the constrained amount shall be carried forward to the next Program Year(s) and paid to Seller, provided that the total cost of delivered capacity during each and every Program Year does not exceed $*** per kW. Any obligation for SDG&E to pay Seller any unpaid CPA shall terminate at the end of the Term of the Agreement, unless the Agreement has been terminated pursuant to an SDG&E Event of Default.

5.6 Purchase Option. SDG&E will. have the option to purchase the Direct Load Control System for $*** at the end of the *** Control Season (or at the end of the *** Control Season if CPUC approval is not obtained by March 1, 2004).

5.7 CPA Payments Applied to Purchase Option. The total CPA payments made during the term of the Agreement under Section 5.4 above shall serve as an offset to the purchase option price described in Section 5.6.

5.8 Payment for Contract Energy. Contract Energy shall be delivered at no cost to SDG&E for the first *** Program Run Hours in each Program Year. SDG&E shall pay Seller $*** per kWh for all Program Run Hours over *** in any single Program Year.

5.9	Payment Terms.

5.9.1 Quarterly Capacity Payments will be made by SDG&E to Seller within 30 days from receipt by SDG&E of each Quarterly Capacity Payment calculation.

5.9.2 Energy Payments will be made by SDG&E to Seller as one annual payment within 90 days after end of Control Season.

5.9.3 True-up Payments will be made by SDG&E to Seller as one annual payment within 90 days after end of Control Season.

5.10 Netting of Payments. The Parties hereby agree that they shall discharge mutual debts and payment obligations due and owing to each other on the same date through netting, in which case all amounts owed. by each Party to the other Party for the purchase and sale of Contract Capacity and Contract Energy, shall be netted so that only the excess amount remaining due shall be paid by the Party who owes it.

ARTICLE 6 - MARKETING, RECRUITMENT AND RETENTION

6.1 Scope of Work. Marketing, recruitment and retention will include all activities required to solicit and retain Participants for the DLCS Program. Activities include but are not limited to the development of a Marketing Plan, enrollment and education materials and periodic communications to minimize Participant abandonment. SDG&E will have final approval of all marketing and recruitment activities pursuant to Appendix A.

ARTICLE 7 - EQUIPMENT INSTALLATION

7.1 Scope of Work. Equipment installation includes all DLCS Program activities that interface with a Participating Facility from. the point of receipt of a signed customer enrollment fonn through verification of the Commercial Operation of the Control Device, as set forth in Appendix B.

ARTICLE 8 - COMMERCIAL OPERATION

8.1 Aggregate Commercial Operations. Seller must have aggregated no less than one (1) MW of Demand Reduction capacity from Participating Facilities Commercial Operations in order to declare aggregate Commercial Operations.

8.2 Participating Facility Commercial Operation. Each Participating Facility shall be deemed to have achieved Commercial Operation when it has been demonstrated to SDG&E that it is fully capable of reliably delivering Demand Reduction to SDG&E within 10 minutes of dispatch.

8.3 Substitution of Participating Facilities. As Participating Facilities “drop out” for any reason, Seller will be permitted to solicit other customers to join the Program.

8.4 Dispatch. SDG&E dispatch of Participating Facilities shall be pursuant to Section 4.5 hereof within the limitations of a Program Event.

ARTICLE 9 - MAINTENANCE

9.1 Scope of Work. Maintenance will include all activities that interface with a Participating Facility to ensure continued operation of the Control Device and HECS throughout the term of this Agreement.

9.2 Tracking, Verification and Resolution of Participant Complaints. Seller shall follow standard procedures for resolving Participant complaints pursuant to Appendix B.

9.3 Preventive, Routine, Non-Routine and Repairs. Seller shall be responsible for preventive, routine and non-routine maintenance and repairs (“Maintenance”). Maintenance will be performed on a basis that ensures reliable long-term and safe operation, and will be performed by knowledgeable, trained and experienced personnel utilizing proper equipment and tools.

9.4 Systems Quality Assurance. Seller shall be responsible for inspecting each Control Device at least every five (5) years. Inspections will be conducted at a rate of 20% per year. The inspection will ensure that each Control Device is operational and has the ability to control Participants’ End-use Equipment. If the inspection reveals that the Control Device is not operating or is disconnected, Seller shall be responsible for restoring the Control Device to Commercial Operation immediately.

9.5 Seller Monitoring and Testing. Seller shall be responsible for conducting routine monitoring and testing to ensure equipment is functioning as designed. SDG&E will be notified of these routine system tests.

9.6 SDG&E Monitoring and Testing. SDG&E will, at its sole cost, conduct an annual test of the system to ensure the dispatch system is operating as designed, and that dispatch signals are being received at Participating Facilities. This test will be conducted in April of each Program Year, to be assured the system is operating as designed in time for the beginning of the Control Season on May 1. This test shall consist of initiating a single Program Test Event for a minimum of one hour and a maximum of two hours during the period of noon to six p.m. during the month of April. SDG&E will not pay for Energy Reduction during this test, nor will these hours count as Program Run Hours for purposes of Energy Payments.

9.7 Reporting. Seller will be requested to provide weekly Customer Contact Logs and Monthly Customer Participation Reports. Customer Participation Reports should include but not limited to: program enrollment activity, repairs, customer complaints and resolution, and ad hoc reports as requested.

ARTICLE 10 - PROJECT MEASUREMENT AND EVALUATION

10.1 Impact Evaluation Study. The purpose of the Impact Evaluation Study is to determine an aggregate Performance Based Estimate of Demand Reduction (“PBE”) achieved by Participating Facilities during each Control Season. The PBE will be determined from a representative sample as described in this section. SDG&E will install metering to collect Participating Facility’s total energy and end-use load data for the representative sample. At the end of each Control Season, SDG&E will evaluate the load meter data and determine the PBE, in terms of a kW per-ton demand reduction. This kW per ton reduction will be applied to the Nameplate Capacity at each facility to determine the aggregate PBE for all Participating Facilities for the entire Program Year. During the month of January of each Program Year, SDG&E will provide the PBE based on the immediately preceding Control Season. Results from each year’s PBE determination will be used to determine the Weighted Average Contract Capacity (“WACC”) used in determining both the Total Annual Capacity and Energy Payments, and to set the Estimated Contract Capacity for the next Program Year pursuant to Section 5.9. A new PBE will be calculated each year in the same manner during the course of this Agreement.

10.2 Process Evaluation Study. At the end of the first Program Year, a Process Evaluation Study will be contracted out by SDG&E to a third party contractor to provide an objective evaluation of the Program from a process perspective. This study will include Participant and non-participant interviews to evaluate the Marketing, Recruitment, and Installation processes, and will include a recommendation of process improvements that could be made in subsequent Program Years to increase participation in the Program, if necessary. Upon completion of the Process Evaluation Study, SDG&E and Seller will meet and determine which, if any, of the recommendations to implement. Changes to incentives, as well as any other significant structural changes to the Program will have to be approved by the CPUC prior to implementation. Elements of the Process Evaluation Study should include, but not be limited to: 1) appropriateness of the customer incentive, 2) identification of barriers to participation, and 3) overall perception of the Program. Results of the Process Evaluation Study will be shared with the Seller upon completion. Seller will incorporate mutually agreed upon changes, following CPUC approval, if necessary. SDG&E is responsible for paying for the Process Evaluation Study.

10.3 Metering Requirements.

10.3.1. Participating Facilities Metering. In order to measure the PBE for each Program Year, Interval Data Recorders (“IDR”) will be installed by SDG&E at a minimum of 100 Participating Facilities to serve as a statistical sample that is representative of the population of Participating Facilities. Participating Facilities will have IDR meters installed to measure both the electrical energy consumption of the whole facility, as well. as the consumption of the End-use Equipment, e.g. the compressor/condensing unit). These recorders will provide 15 minute energy consumption. Whole facility data includes all loads at the Participating Facility, including without (imitation the AC condenser. During the Installation Phase (up to three years or when the Program has reached the Capacity Cap of 40 MW), additional IDR meters may be installed as needed to accurately represent the current Participating Facilities in each Program Year. The M&E Plan assumes a maximum of 300 meters installed at Participating Facilities (with two meters at each Facility).

10.3.2 Metering If Participating Facilities Too Few. If there are too few Participating Facilities to warrant sampling, as determined by SDG&E, the population will be metered, at the sole cost of SDG&E, for purposes of determining PBE.

10.3.3 Sample Group. In order to provide a baseline from which to measure the PBE, the sample will be randomly assigned into two groups, Group A and Group B. During curtailments only one of these groups will receive the curtailment signal (the “Curtailed Group”) and the other group will not receive a curtailment signal (the “Comparison Group”). The two groups will be alternated for each successive event. The Comparison Group will not be excluded for the purposes of determining capacity and energy payments pursuant to this Agreement.

10.4 Sample Selection. SDG&E shall be responsible for the selection of a representative sample for the Participating Facilities sample, based upon installation logs of Participating Facilities as they are completed. The sample may be increased or changed from year to year to ensure an accurate profile for Participating Facilities characteristics. Seller shall provide SDG&E weekly installation logs, no later than seven (7) days after the week’s installations are complete pursuant to Appendix B.

10.5 Calculation of PBE. The PBE will be derived from estimates for both the Curtailed Group and the Comparison Group coincident to System Peak. For the coincident System Peak 15-minute interval during a Program Event, the average of the observed load for units in the Curtailed Group will provide a preliminary, unadjusted estimate of savings for each potentially contributing unit and this estimate will be subtracted from the corresponding observed average load for the Comparison Group. The difference calculated pursuant to the immediately preceding sentence is the controladjusted savings per potential contributor and when divided by the average Nameplate Capacity of both groups and then multiplied by four (4) is called the PBE ( or as may be adjusted for stratification as appropriate). It is intended that the peak interval of Demand Reduction used for the calculation of PBE shall be based on the interval that is coincident with System Peak; provided, however, that interval shall not be the first full 15-minute interval of the Program Event. It is understood, however, that this one-to-one correspondence may not occur. In the event that the Program Event for this calculation does not correspond with SDG&E’s System Peak or occurs in the first full 15-minute interval of the Program Event, then the associated peak Demand Reduction interval will be discarded and replaced with the greater of (i) the previous year’s PBE, if available or (ii) the data from the highest System Peak day when a Program Event was called grossed up based on metered data from the highest System Peak day.

10.6 Responsibility of Each Party for Metering and Evaluation.

10.6.1 Seller Responsibility. Seller is responsible to provide to SDG&E information on each Participating Facility during the Installation Phase, including customer name, account number, if available, and the meter number, service address, billing address, contact name and the Nameplate Capacity of the End Use Equipment where the DCU is installed. The Seller will provide this information to SDG&E on a weekly basis during the Installation Phase or until the 40MW Program Cap is achieved.

10.6.2 SDG&E Responsibility. SDG&E shall provide its sample design to Seller prior to the first Control Season, and actual data on a sample basis of demand reduction achieved by Participating Facilities after each Control Season in order to allow Seller an opportunity to review and, as necessary, consult with SDG&E as to the methodology of data sample design prior to and during the first Control Season and the accuracy of the actual demand reduction data resulting from the sample that is statistically representative of the performance of the Participating Facilities during each Control Season.

A.	Metering. SDG&E will design the metering sample for Participating Facilities, conduct site investigations, and install all equipment necessary to measure the PBE.

B.	Data Validation. SDG&E will be responsible for validating both whole premise and end-use meter data. Validation will primarily consist of visual verification and reasonableness of load data, including checking for missing values and zeros. Zeros in the data will be investigated to ensure validity. Zeros in end-use load may be valid, however, zeros in the whole premise load would require further investigation and possible sample replacement. Meter load data shall be included at SDG&E’s sole discretion.

C.	Calculation of PBE. SDG&E will utilize the metering data obtained from the sample of meters at Participating Facilities and conduct the study, which will provide the PBE in kW per installed ton of End Use Equipment.

D.	Sharing of measurement and evaluation data with Seller: SDG&E will share results of measurement and evaluation measured data with Seller upon verification that the Customers whose data is being shared have consented in writing that their demand and consumption data may be shared with Seller.

E.	True up of previous Program Year’s PBE. SDG&E shall utilize annual PBE to provide a true-up Contract Capacity to the SDG&E Program Manager responsible for Capacity and Energy Payments made to Seller, in order for the True — up Payment and Energy Payment to be made by January 31 of each year. True up data will be applied to the following Program Year’s Estimated Contract Capacity.

ARTICLE 11 - BILLING AND PAYMENT

11.1 Billing Statement, Payment and True-Up. The Quarterly billing period shall be based on Program Year Quarters as defined for this Program in Article 5.

11.1.1 Seller Responsibility. Seller shall prepare and submit a quarterly bill to SDG&E showing (i) a verified list of units that were installed in the previous Quarter, and (ii) a list of units that were installed prior to the beginning of the previous Quarter, each with their Nameplate Capacity, Estimated Demand Reduction per kW (in first Program Year) or PBE (in all subsequent Program Years) and the mutually agreed upon price.

11.1.2 SDG&E Responsibility.

A. SDG&E shall pay the quarterly invoice within 30 days.

B. No later than thirty (30) days after the end of each Control Season, SDG&E shall prepare, and provide to Seller, by first-class mail, a statement showing purchases by SDG&E from Seller with respect to the Participating Facilities, for the previous Program Year. The statement will list: (i) all Participating Facilities for that Program Year, (ii) all Program Events called, including the date, time and duration of each Program Event, and (iii) the Total Program Run Hours, (iv) the Estimated Demand Reduction and/or PBE attributed to each Participating Facility for each quarter, (v) the total Contract Capacity and Demand Reduction used to determine the Quarterly Capacity Payment, as set forth in Article 5, and any other data reasonably pertinent to the calculation of quarterly payments due to Seller. A True-Up of the difference between the quarterly payments made based on estimates and what should have been paid according to the results of the M&E Impact Evaluation Study as described in Article 10 will be made by January 31 of each Program Year.

11.2 Late Payments. Unless otherwise specified herein, payments due under this Agreement shall be due and payable by check or by wire transfer, as designated by the owed Party, on or before the thirtieth (30th) day following receipt of the billing invoice. Remittances received by mail will be considered to have been paid when due if the postmark indicates the payment was mailed on or before the thirtieth (30) day following receipt of the billing invoice. If any amount due is not paid on or before the due date, a late payment charge shall be applied to the unpaid balance and shall be added to the next billing statement. Such late payment charge shall be calculated based on one hundred twenty-five percent (125%) of the LIBOR three-month rate published on the date of the invoice in The Wall Street Journal (or, if The Wall Street Journal is not published on that day, the next succeeding date of publication). If the due date occurs on a weekend or Holiday, the late payment charge shall begin to accrue on the next succeeding business day.

11.3 Billing Disputes. To resolve any billing dispute, the Parties shall use the procedures set forth in Article 13. When the billing dispute is resolved, the Party owing shall pay the amount owed within five (5) business days of the date of such resolution, with late payment interest charges calculated on the amount owed in accordance with the provisions of Section 11.2. SDG&E at any time may offset against any and all amounts that may be due and owed to Seller under this Agreement, any and all undisputed amounts, including damages and other payments, that are owed by Seller to SDG&E pursuant to this Agreement or are past due under other accounts Seller has with SDG&E for other services. Undisputed and non-offset portions of amounts invoiced under this Agreement shall be paid on or before the due date or shall be subject to the late payment interest charges set forth in Section 11.2.

ARTICLE 12 - DEFAULT AND TERMINATION

12.1 Events of Default of Seller.

12.1.1 Any of the following shall constitute an Event of Default of Seller upon its occurrence and no cure period shall be applicable:

A. Seller’s dissolution or liquidation;

B. Seller’s assignment of this Agreement or any of its rights under it for the benefit of creditors; and/or

C. Seller’s filing of a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or Seller voluntarily taking advantage of any such law or act by answer or otherwise.

12.1.2 Any of the following shall constitute an Event of Default of Seller upon its occurrence unless cured within thirty (30) days after the date of written notice from SDG&E to Seller as provided for in Section 13.1:

A. Seller’s failure to maintain in effect any material Agreements required to deliver Contract Capacity and Demand Reduction of any Participating Facility; or

B. Seller’s failure to comply with any other material obligation under this Agreement, which would result in an adverse impact on SDG&E; and/or

C. Seller’s failure to provide SDG&E a letter of credit pursuant to Article 22.

12.1.3 Any of the following shall constitute an Event of Default of Seller upon its occurrence unless cured within sixty (60) days after the date of written notice from SDG&E to Seller as provided in Section 13.1:

A. Seller’s failure to make any payment required under this Agreement;

B. Seller’s assignment of this Agreement, except as authorized herein, without Seller first obtaining SDG&E’s prior written consent (which consent will not be unreasonably withheld);

C. Any material misrepresentation by Seller related to this Agreement; and/or

D. The filing of a case in bankruptcy or any proceeding under any other insolvency law against Seller as debtor that could. materially impact Seller’s ability to perform its obligations hereunder; provided, however, that Seller does not obtain a stay or dismissal of the filing within the cure period.

12.2 Events of Default of SDG&E.

12.2.1 Any of the following shall constitute an Event of Default of SDG&E upon its occurrence and no cure period shall be applicable:

A. SDG&E’s dissolution or liquidation, provided that division of SDG&E into multiple entities shall not constitute dissolution or liquidation;

B. SDG&E’s general assignment of this Agreement or any of its rights under it for the benefit of creditors; and/or

C. SDG&E’s filing of a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any State, or SDG&E voluntarily taking advantage of any such law or act by answer or otherwise,

12.2.2 Any of the following shall constitute an Event of Default of SDG&E upon its occurrence unless cured within thirty (30) days after the date of written notice from Seller to SDG&E as provided for in Section 13.1.

A. SDG&E’s failure to make any payment due hereunder (net of outstanding damages and any other rights of offset that SDG&E may have pursuant to this Agreement), other than in compliance with Article 12 above;

B. SDG&E’s failure to comply with any other material obligation under this Agreement, which failure would result in a material adverse impact on Seller.

12.2.3 Any of the following shall constitute an Event of Default of SDG&E upon its occurrence unless cured within sixty (60) days after the date of written notice from Seller to SDG&E as provided for in Section 13.1.

A. The filing of a case in bankruptcy or any proceeding under any other insolvency law against SDG&E that could materially impact SDG&E’s ability to perform its obligations hereunder; provided, however, that SDG&E does not obtain a stay or dismissal of the filing within the cure period; and/or

B. Any material misrepresentation by SDG&E related to this Agreement.

12.3 Termination. In addition to any other right or remedy available at law or in equity, either Party may, upon written notice to the other Party, terminate this Agreement if any one or more of the Events of Default of the other Party described in this Article occur and are not cured within the time periods set forth herein. Neither Party shall have the right to terminate this Agreement except as provided for upon the occurrence of an Event of Default as described above or as otherwise may be explicitly provided for in this Agreement. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed to limit any right or remedy available at law or in equity to the Parties, including the right to any and all damages for any breach or other failure to perform hereunder. All remedies in this Agreement shall survive termination or cancellation of this Agreement and are cumulative.

ARTICLE 13 - CONTRACT ADMINISTRATION AND NOTICES

13.1 Notices in Writing. Notices required by this Agreement shall be addressed to the other Party, including the other Party’s representative at the addresses noted in Appendix C as either Party updates them from time to time by written notice to the other Party. Any notice, request, consent, or other communication required or authorized under this Agreement to be given by one Party to the other Party shall be in writing. It shall either be personally delivered. or mailed, postage prepaid, to the representative of said other Party. In addition, the notice, request, consent or other communication shall be sent by facsimile or other electronic means. Any such notice, request, consent, or other communication shall be deemed to be given when delivered or mailed. Real-time or routine communications concerning Participating Facility operations shall be exempt from this Section.

13.2 Representative for Notices. Each Party shall maintain a designated representative to receive notices. Either Party may, by written notice to the other Party, change the representative or the address to which such notices and communications are to be sent.

13.3 Authority of Representatives. The Parties’ representatives designated above shall have authority to act for its respective principals in all technical matters relating to performance of this Agreement and to attempt to resolve disputes or potential disputes. However, they shall not have the authority to amend or modify any provision of this Agreement.

13.4 Operating Records. Seller and SDG&E shall each keep complete and accurate records and all other data required by each of them for the purposes of proper administration of this Agreement, including such records as may be required by state or federal regulatory authorities.

13.5 Billing and Payment Records. To facilitate payment and verification, Seller and SDG&E shall keep all books and records necessary for billing and payments in accordance with the provisions of Article 5 and grant the other Party reasonable access to those records.

13.6 Examination of Records. Seller and SDG&E may examine the financial and operating Records and data kept by the other Party relating to transactions under and administration of this Agreement, at any time during the period the records are required to be maintained, upon request and during normal business hours.

13.7 Dispute Resolution. The Parties agree that it is in the best interest of both Parties to attempt to resolve disputes that arise under this Agreement in a quick and inexpensive manner. To that end, the Parties commit to use their best efforts to resolve disputes informally. For all disputes that arise pursuant to the Agreement, the Parties immediately, through their designated representatives selected in the sole discretion of each Party (individually, the “Party Representative”, together, the “Parties’ Representatives”), shall negotiate with one another in good faith in order to reach resolution of the dispute. Such negotiation shall commence within fourteen (14) days of the date of the letter from one Party Representative to the other Party Representative notifying that Party of the nature of the dispute. In the event that the Parties’ Representatives cannot agree to a resolution of the dispute within thirty (30) days after the commencement of negotiations, written notice of the dispute (the “Dispute Notice”), together with a statement describing the issues or claims, shall be delivered, within seventy-two (72) hours after the expiration of such thirty (30) day period, by each of the Parties’ Representatives to its respective senior officer or official (such senior officer or official to be selected by each of the Party Representatives in his or her sole discretion, provided such senior officer or official has authority to bind the respective Party). Within three business days after receipt of the Dispute Notice, the senior officers or officials for both Parties shall negotiate in good faith to resolve the dispute. If the Parties are unable to resolve the dispute within fourteen (14) days of receipt of the Dispute Notice by the senior officers or officials, either Party may seek available legal remedies.

ARTICLE 14 - FORCE MAJEURE

14.1 Definition of Force Majeure. The term Force Majeure, as used in this Agreement, means causes or events beyond the reasonable control of, and without the fault or negligence of the Party claiming Force Majeure, including, without limitation, acts of God, sudden actions of the elements such as floods, earthquakes, hurricanes, or tornadoes; sabotage; vandalism beyond that which. could reasonably be prevented by Seller; terrorism; war; riots; fire; explosion; severe cold or hot weather or snow or other extreme or severe weather conditions; blockades; insurrection; strike; slow down or labor disruptions (even if such difficulties could be resolved by conceding to the demands of a labor group); and actions by federal, state, municipal, or any other government or agency (including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by federal, state, or local government bodies) but only if such requirements, actions, or failures to act prevent or delay performance; and inability, despite due diligence, to obtain required licenses, permits, or approvals.

14.2 The term Force Majeure does not include:

14.2.1 any full or partial curtailment in the operation of a Participating Facility that is caused. by or arises from the act or acts of any third party, including, without limitation, any vendor, materialman, customer, or supplier of Seller, unless such act or acts is itself excused by reason of Force Majeure;

14.2.2 any full or partial curtailment in the operation of a Participating Facility that is caused by or arises from a mechanical or equipment breakdown, or fires, explosions, or other mishap or events or conditions attributable to normal wear and tear or flaws, unless such mishap is caused by one of the following: catastrophic equipment failure; acts of God; sudden actions of the elements such as floods, hurricanes, or tornadoes; sabotage; terrorism; war; riots; and actions by federal, state, municipal, or any other government or agency;

14.3 Applicability of Force Majeure. Neither Party shall be responsible or liable for any delay or failure in its performance under this Agreement due solely to conditions or events of Force Majeure, provided that:

14.3.1 the non-performing Party gives the other Party prompt written notice describing the particulars of the occurrence of the Force Majeure;

14.3.2 the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

14.3.3 the non-performing Party proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end the Force Majeure; and

14.3.4 when the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect.

14.4 Limitations on Effect of Force Majeure. In no event will any delay or failure of performance caused by any conditions or events of Force Majeure extend this Agreement beyond its stated Term. In the event of any delay or failure of performance caused by conditions or events of Force Majeure, which would otherwise constitute an Event of Default pursuant to Article 12, the cure provisions of Article 12 shall not apply and such delay or failure of performance, if not previously cured, shall become an Event of Default on that date which is one (1) year from the date of notice provided for in Section 14.3.1. The Party not claiming Force Majeure may, at any time following the end of such one year period, terminate this Agreement upon written notice to the affected Party, without further obligation by the terminating Party except as to costs and balances incurred prior to the effective date of such termination. The Party not claiming Force Majeure may, but shall not be obligated to, extend such one year period, for such additional time as it, at its sole discretion, deems appropriate, if the affected Party is exercising due diligence in its efforts to cure the conditions or events of Force Majeure.

14.5 Effect of Force Majeure on Capacity Payments. For purposes of, and pursuant to, the monthly Capacity Payment calculation specified in. Article 5, a Participating Facility’s Contract Capacity shall be considered to be unavailable during all hours where Seller is unable to provide or deliver such Contract Capacity and the associated energy due to an event of Force Majeure, provided, that such event is not caused by, and does not result from, SDG&E’s failure to perform in accordance with the provisions of this Agreement.

ARTICLE 15 - REPRESENTATIONS AND WARRANTIES

15.1 Seller’s Representations and Warranties. Seller hereby represents and warrants as follows:

15.1.1 Seller is a Corporation duly organized under the State of Delaware and validly existing under the laws of the State of California. Seller is qualified to do business in each jurisdiction where the failure to so qualify would have a material adverse effect on the business or financial condition of Seller. Seller has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver, and perform its obligations under this Agreement.

15.1.2 The execution, delivery, and performance of its obligations under this Agreement by Seller have been duly authorized by all necessary action, and do not and will not:

A. require any consent or approval of Seller’s Board of Directors, general partner, or shareholders, other than that which has been obtained and is in full force and effect (evidence of which shall be delivered to SDG&E upon its request);

B. violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award currently in effect having applicability to Seller or violate any provision in any formation documents of Seller, the violation of which could have a material adverse effect on the ability of Seller to perform its obligations under this Agreement;

C. result in a breach or constitute a default under Seller’s formation documents or bylaws, or under any Agreement relating to the management or affairs of Seller or any indenture or loan or credit Agreement, or any other Agreement, lease, or instrument to which Seller is a party or by which Seller or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement; or

D. Other than results from Financing Documents involving the Senior Lender, result in, or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Seller now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

15.1.3 This Agreement is a valid and binding obligation of Seller.

15.1.4 The execution and performance of this Agreement will not conflict with or constitute a breach or default under any contract or Agreement of any kind to which Seller is a party or any judgment, order, statute, or regulation that is applicable to Seller or any Participating Facility.

15.1.5 All approvals, authorizations, consents, or other action required by any governmental authority to authorize Seller’s execution, delivery, and performance under his Agreement have been duly obtained and are in full force and effect.

15.1.6 Seller shall comply with all applicable local, state, and federal laws, regulations, and ordinances, including but not limited to equal opportunity and affirmative action requirements and all applicable federal, state, and local environmental laws and regulations presently in effect or which may be enacted during the Term of this Agreement.

15.1.7 Seller shall disclose to SDG&E, to the extent that, and as soon as it is known to Seller, any alleged violation of any environmental laws or regulations arising out of the construction or operation of any Participating Facility, or the alleged presence of Environmental Contamination at any Participating Facility or on its site, or the existence of any past or present enforcement, legal, or regulatory action or proceeding relating to such alleged violation or alleged presence of Environmental Contamination.

15.1.8 Seller agrees that, upon request of SDG&E and at no cost to SDG&E, Seller shall deliver or cause to be delivered to SDG&E certifications of its officers, accountants, engineers, or agents as to such matters as SDG&E may reasonably request.

15.2 SDG&E’s Representations and Warranties. SDG&E hereby represents and warrants the following:

15.2.1. SDG&E is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is qualified in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the business or financial condition of SDG&E. SDG&E has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver, and perform its obligations under this Agreement.

15.2.2 The execution, delivery, and performance of its obligations under this Agreement by SDG&E have been duly authorized by all necessary corporate action, and do not and will not:

A. violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award currently in effect having applicability to SDG&E or violate any provision in any corporate documents of SDG&E, the violation of which could have a material adverse effect on the ability of SDG&E to perform its obligations under this Agreement;

B. result in a breach or constitute a default under SDG&E’s corporate charter or bylaws, or under any Agreement relating to the management or affairs of SDG&E, or any indenture or loan or credit Agreement, or any other Agreement, lease, or instrument to which SDG&E is a party or by which SDG&E or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of SDG&E to perform its obligations under this Agreement; or

C. result in, or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of SDG&E now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of SDG&E to perform its obligations under this Agreement.

15.2.3 This Agreement is a valid and binding obligation. of SDG&E.

15.2.4 The execution and performance of this Agreement will not conflict with or constitute a breach or default under any contract or Agreement of any kind to which SDG&E is a party or any judgment, order, statute, or regulation that is applicable to SDG&E.

ARTICLE 16 - INSURANCE

16.1 Seller’s Insurance Requirements. Seller shall fully apprise SDG&E of the insurance requirements it proposes and Seller shall use its reasonable efforts to implement recommendations with respect thereto reasonably made by SDG&E. Seller shall obtain and maintain, or cause to be obtained and maintained, in effect throughout the term of this Agreement such insurance policies and coverage as is required by law, and Good Industry Practice, as outlined in Appendix D.

16.2 Changes to Insurance Minimum Limits. SDG&E shall have the right, at times deemed appropriate to SDG&E during the term of this Agreement, to request Seller to modify the insurance minimum limits specified in Appendix D in order to maintain reasonable coverage amounts. Seller shall make all reasonable efforts to comply with such request.

16.3 Notwithstanding any provision of the insurance policies, such policies may not be canceled, non-renewed or materially changed without the insurer giving thirty (30) days’ prior written notice to SDG&E. All other terms and conditions of such policy shall remain unchanged.

16.4 Certificates of Insurance Required. If commercially reasonable, at least sixty (60) days prior to the date set for the commencement of construction and within five (5) business days before or after the renewal date of each policy required to be maintained after the Commercial Operation Date during the Term, Seller shall provide SDG&E a certificate of insurance verifying the existence of insurance coverages and. endorsements required by Appendix D. Failure of Seller to obtain the insurance coverages required by this Section, or to provide SDG&E with the certificates or copies of receipts, shall in no way relieve Seller of the insurance requirements of this Section or limit Seller’s obligations and liabilities under any provision of this Agreement.

16.5 Application of Proceeds. For the Tenn, and subject to the requirements of the Financing Documents and the rights or remedies of the Senior Lender thereunder, Seller shall apply any and all insurance proceeds received in connection with the damage or destruction of the Participating Facilities toward the repair, reconstruction or replacement of the Participating Facilities except in the event of any termination of this Agreement pursuant to Article 12.

ARTICLE 17 - INDEMNITY

17.1 General.

EACH PARTY (THE “INDEMNIFYING PARTY”) SHALL FULLY INDEMNIFY AND DEFEND THE OTHER PARTY AND EACH OF THE OTHER PARTY’S SUBSIDIARIES AND AFFILIATES, AND THE PARTNERS, MEMBERS, PARTICIPANTS, PRINCIPALS, REPRESENTATIVES, SHAREHOLDERS, DIRECTORS, TRUSTEES, OFFICERS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS OF EACH OF THEM (THE “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL LOSSES, COSTS, DAMAGES, INJURIES, LIABILITIES, CLAIMS, DEMANDS, PENALTIES AND INTEREST, INCLUDING REASONABLE ATTORNEYS’ FEES (“DAMAGES”), DIRECTLY OR INDIRECTLY RELATED TO THIS AGREEMENT, TO THE EXTENT CAUSED OR CONTRIBUTED TO BY (A) THE FAULT, INTENTIONAL ACT, NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFYING PARTY OR ITS SUBSIDIARIES, AFFILIATES, CONTRACTORS OR SUBCONTRACTORS OR ANY OF THE OFFICERS, PARTNERS, MEMBERS, PARTICIPANTS, SHAREHOLDERS, PRINCIPALS, DIRECTORS, TRUSTEES, EMPLOYEES, AGENTS, REPRESENTATIVES, SUCCESSORS OR ASSIGNS OF ANY OF THEM OR (B) A BREACH BY THE INDEMNIFYING PARTY OF THIS AGREEMENT. IN ADDITION, OWNER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SDG&E FROM AND AGAINST ANY (X) CLAIM ARISING

FROM OR OUT OF A CONTRACT BETWEEN SELLER AND ANY PARTICIPANT OTHER THAN THOSE DESCRIBED IN THE FIRST SENTENCE OF THIS SECTION 17.1 AND (Y) ENVIRONMENTAL CLAIM TO THE EXTENT SUCH ENVIRONMENTAL CLAIM RELATING TO ENVIRONMENTAL CONTAMINATION (A) AROSE PRIOR TO THE EXPIRATION OF THE TERM OR (B) ARISES FROM OR IS RELATED TO FACTS OR CIRCUMSTANCES CONCERNING THE PARTICIPATING FACILITY (INCLUDING THE USE, RELEASE, THREAT OF RELEASE, GENERATION, STORAGE, TREATMENT, TRANSPORTATION, DISCHARGE OR DISPOSAL OF HAZARDOUS MATERIALS, ON, UNDER, FROM OR ABOUT THE FACILITY) THAT AROSE PRIOR TO THE EXPIRATION OF THE TERM.

17.2 Environmental. Seller shall indemnify, defend and hold SDG&E harmless from, and against all claims, demands, losses, liabilities, penalties and expenses (including reasonable attorneys’ fees) for personal injury or death to persons, damage to or loss of property, and response costs relating to Environmental Contamination, arising out of, resulting from or caused by the violation of any applicable environmental laws or the negligent or tortious acts, errors or omissions of Seller (or its respective officers, employees, agents and contractors) with respect to the release of Hazardous Materials at or from any Participating Facility, except to the extent that such violation, injury, death, loss, liability or response costs are attributable to the negligent or tortious acts, errors or omissions of SDG&E (or its officers, employees, agents or contractors).

17.3 Procedures.

17.3.1 Promptly after receipt by a Party of any claim or notice of the commencement of any action, administrative, or legal proceeding, or investigation as to which the indemnity provided for in this Article may apply, the Indemnified Party shall notify the Indemnifying Party in writing of such fact, but the failure so to notify such Indemnifying Party of any such action shall not relieve such Indemnifying Party from any liability which it may have to the Indemnified Party except to the extent that such failure to notify shall adversely affect the fights of the Indemnifying Party. The Indemnifying Party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense thereof with counsel designated by such Party and satisfactory to the Indemnified Party, provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the Indemnifying Party, the Indemnified Party shall have the right to select and be represented by separate counsel, at the Indemnifying Party’s expense, unless a liability insurer is willing to pay such costs.

17.3.2 The Indemnifying Party shall bear the reasonable fees and expenses of the counsel retained by the Indemnified Party if (i) the Indemnified Party shall have retained such counsel in accordance with the preceding paragraph (A), (ii) the Indemnifying Party shall elect not to assume the defenses of such action, (iii) the

Indemnifying Party, within a reasonable time after notice of the commencement of the action, shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party, or (iv) the Indemnifying Party shall. have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. An Indemnified Party shall not enter into a settlement or other compromise with respect to any claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party fails to assume the defense of a claim meriting indemnification, the Indemnified Party may at the expense of the Indemnifying Party contest, settle, or pay such claim, provided that settlement or full payment of any such claim may be made only following consent of the Indemnifying Party or, absent such consent, written opinion of the Indemnified Party’s counsel that such claim is meritorious or warrants settlement.

17.3.3 LIMITATION ON DAMAGES. NEITHER PARTY NOR ITS SUBSIDIARIES OR AFFILIATES NOR THE OFFICERS, AGENTS, EMPLOYEES, REPRESENTATIVES, PARTICIPANTS, PARTNERS, MEMBERS, SHAREHOLDERS, PRINCIPALS, DIRECTORS, TRUSTEES, SUCCESSORS OR ASSIGNS OF ANY OF THEM SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES OR AFFILIATES OR THE OFFICERS, AGENTS, EMPLOYEES, REPRESENTATIVES, PARTICIPANTS, PARTNERS, MEMBERS, SHAREHOLDERS, PRINCIPALS, DIRECTORS OR TRUSTEES OF ANY OF THEM FOR INCIDENTAL, PUNITIVE, CONSEQUENTIAL (EXCEPT AS PROVIDED FOR HEREIN), SPECIAL, OR INDIRECT DAMAGES OF ANY NATURE, ARISING AT ANY TIME, FROM ANY CAUSE WHATSOEVER, WHETHER ARISING IN TORT, CONTRACT, WARRANTY, STRICT LIABILITY, BY OPERATION OF LAW OR OTHERWISE, CONNECTED WITH OR RESULTING FROM PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT. NOTHING IN THIS SECTION 17.3 SHALL BE DEEMED TO AFFECT OR LIMIT THE RIGHT OF AN INDEMNIFIED PARTY TO CLAIM INDEMNIFICATION FROM THE INDEMNIFYING PARTY UNDER SECTION 17.1 IN RESPECT OF A THIRD PARTY CLAIM AGAINST THE INDEMNIFIED PARTY FOR PERSONAL INJURY OR PROPERTY DAMAGE RESULTING FROM THE INDEMNIFYING PARTY’S NEGLIGENCE OR WILLFUL MISCONDUCT.

17.3.4 Except as otherwise provided in this Article, in the event that a Party is obligated to indemnify and hold the other Party and its successors and assigns harmless under this Article 17, the amount owing to the Indemnified Party will be the amount of the Indemnified Party’s actual loss net of any insurance proceeds received by the Indemnified Party following a reasonable effort by the Indemnified.

ARTICLE 18 - REGULATORY JURISDICTION AND COMPLIANCE

18.1 Governmental Jurisdiction and Regulatory Compliance. Each Party shall at all times comply with all applicable laws, ordinances, rules, and regulations applicable to it. As applicable, each Party shall give all required notices, shall procure and maintain all necessary governmental permits, licenses, and inspections necessary for performance of this Agreement, and shall pay its respective charges and fees in connection therewith.

18.2 Provision of Support. Seller shall make available, upon SDG&E’s request, any personnel of Seller and any records relating to the Facilities to the extent that SDG&E requires the same in order to fulfill any regulatory approval and reporting requirements, or to assist SDG&E in litigation, including, but not limited to, administrative proceedings before SDG&E regulatory commissions.

ARTICLE 19 - ASSIGNMENT AND OTHER TRANSFER RESTRICTIONS

19.1 No Assignment Without Consent. Except as permitted below, neither Party shall assign this Agreement or any portion hereof, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Prior notice of any such assignment shall be given to the other Party. Any assignee shall expressly assume the assignor’s obligations hereunder, unless otherwise agreed to by the other Party. No assignment, whether or not consented to, shall relieve the assignor of its obligations hereunder in the event the assignee fails to perform, unless the other Party agrees in writing to waive assignor’s continuing obligations pursuant to this Agreement. No assignment shall impair any security given by Seller hereunder. Before the Agreement is assigned by Seller, the assignee must first obtain such approvals as may be required by all. applicable regulatory bodies.

19.2 Transfer Without Consent is Null and Void. Any sale, transfer, or assignment by Seller of any interest in any Owner Contract or in this Agreement made without fulfilling the requirements of the Agreement shall be null and void and shall constitute an Event of Default pursuant to Article 12.

ARTICLE 20 - JOINT INTEREST

20.1 SDG&E and Seller believe it to be in their joint interest that the Program achieve a high degree of success and reach the maximum possible number of customers. Accordingly, SDG&E and Seller intend that, during the term of the Agreement, SDG&E shall, subject to all applicable regulatory requirements which may exist during the term of this Agreement, use its reasonable commercial efforts to affirmatively promote, support, and work with Seller to offer and provide to the customers of SDG&E in SDG&E’s service territory the electrical load control services described in this Agreement.

ARTICLE 21 - COLLATERAL REQUIREMENTS

21.1 SDG&E Collateral Protection.

21.1.1 Financial Information. If requested by SDG&E prior to a Program Year commencing with 2010 and each year thereafter through the remaining term of the Agreement during which the Estimated Contract Capacity is 1.8 MW or greater, Seller shall deliver to SDG&E by April 15th a copy of Seller’s audited consolidated financial statements for such year. In all cases the statements shall be for the most recent accounting period and prepared in accordance with generally accepted accounting principles.

21.1.2 Collateral Assurances. If SDG&E determines in its sole discretion after review of the financial statements provided pursuant to Section 21.1.1 above that performance assurance is nonetheless required for any Program Year commencing with 2010 and each year thereafter through the remaining term of the Agreement during which the Estimated Contract Capacity is 18 MW or greater, SDG&E will provide Seller with written notice no later than April 22nd of each Program Year requesting performance assurance in the form of a letter of credit in the form substantially as set forth in Appendix E. Upon receipt of such notice Seller shall provide to SDG&E a letter of credit no later than the last business day prior to a Program Year. In the event that Seller fails to timely provide such performance assurance pursuant to the immediately preceding sentence, then an Event of Default under Section 12.1 will be deemed to have occurred and SDG&E will be entitled to the remedies set forth in Article 12 of this Agreement.

21.1.3 Amount of Letter of Credit. The amount of such letter of credit for any Program Year commencing with 2010 and each year thereafter through the remaining term of the Agreement shall be in an amount determined by SDG&E based upon the following formula:

LOC Amount = Estimated Contract Capacity x Estimated Cover

Where

“Estimated Cover” is equal to the amount shown in Column B set forth in Appendix F that is associated with the Estimated Contract Capacity.

ARTICLE 22 - MISCELLANEOUS

22.1 Waiver. The failure of either Party to enforce or insist upon compliance with or strict performance of any of the terms or conditions of this Agreement, or to take advantage of any of its rights thereunder, shall not constitute a waiver or relinquishment of any such terms, conditions, or rights, but the same shall be and remain at all times in full force and effect.

22.2 Taxes. Seller shall be responsible for any and all present or future federal, state, municipal, or other lawful taxes applicable by reason of the ownership and operation of the DLCS and the sale of energy under this Agreement, and all ad valorem taxes relating to the DLCS.

22.3 Disclaimer of Third Party Beneficiary Rights. In executing this Agreement, SDG&E does not, nor should it be construed to, extend its credit or financial support for the benefit of any third parties lending money to or having other transactions with Seller. Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a party to this Agreement.

22.4 Relationship of the Parties.

22.4.1 This Agreement shall not be interpreted to create an association, joint venture, or partnership between the Parties nor to impose any partnership obligation or liability upon either Party. Neither Party shall have any right, power, or authority to enter into any Agreement or undertaking for, or act on behalf of, or to act as an agent or representative of, the other Party.

22.4.2 Seller shall be solely liable for the payment of all wages, taxes, and other costs related to the employment of persons to perform such services, including all federal, state, and local income, social security, payroll, and employment taxes and statutorily mandated workers’ compensation coverage. None of the persons employed by Seller shall be considered employees of SDG&E for any purpose; nor shall Seller represent to any person that he or she is or shall become a SDG&E employee.

22.5 Equal Employment Opportunity Compliance Certification. Seller acknowledges that as a government contractor SDG&E is subject to various federal laws, executive orders, and regulations regarding equal employment opportunity and affirmative action. These laws may also be applicable to Seller. All applicable equal opportunity and affirmative action clauses shall be deemed to be incorporated herein as required by federal laws, executive orders, and regulations, including but not limited to 41 C.F.R. §601.4(a)(l -7).

22.6 Confidentiality.

22.6.1 Definition of Confidential Information. As used in this Agreement, the term “Confidential Information” means all of the information contained in Articles 5 and 21 of the Agreement.

22.6.2 Nondisclosure. SDG&E agrees that it will not disclose Confidential Information, directly or indirectly, under any circumstances or by any means, to any third person without the express written consent of Seller.

22.6.3 Permitted Disclosure. Notwithstanding the provisions of Section 22.6.2 above, SDG&E and its representatives may disclose any of the Confidential Information in the event, but only to the extent, that, based upon reasonable advice of counsel, it is required to do so by the disclosure requirements of any law, rule, or regulation or any order, decree, subpoena or ruling or other similar process of any court, governmental agency, securities exchange or governmental or regulatory authority. Prior to making or permitting any of its representatives to make such disclosure, SDG&E shall provide Seller with prompt written notice of any such requirement so that Seller (with SDG&E’s assistance, at the expense of Seller) may seek a protective order or other appropriate remedy.

22.7 Survival of Obligations. Cancellation, expiration, or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration, or termination, prior to the term of the applicable Statute of Limitations, including without limitation warranties, remedies, or indemnities which obligation shall survive for the period of the applicable statute(s) of limitation.

22.8 Severability. In the event any of the terms, covenants, or conditions of this Agreement, its Exhibits, or the application of any such terms, covenants, or conditions, shall be held invalid, illegal, or unenforceable by any court or administrative body having jurisdiction, all other terms, covenants, and conditions of the Agreement and their application not adversely affected thereby shall remain in force and effect.

22.9 Complete Agreement; Amendments. The terms and provisions contained in this Agreement constitute the entire Agreement between SDG&E and Seller with respect to the Facilities and shall supersede all previous communications, representations, or Agreements, either verbal or written, between SDG&E and Seller with respect to the sale of electric capacity and energy from the Facilities. This Agreement may be amended, changed, modified, or altered, provided that such amendment, change, modification, or alteration shall be in writing and signed by both Parties hereto.

22.10 Binding Effect. This Agreement, as it may be amended from time to time pursuant to this Article, shall be binding upon and inure to the benefit of the Parties’ respective successors-in-interest, legal representatives, and assigns.

22.11 Headings. Captions and headings used in the Agreement are for ease of reference only and do not constitute a part of this Agreement.

22.12 Counterparts. This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

22.13 Governing Law. The interpretation and performance of this Agreement and each of its provisions shall be governed and construed in accordance exclusively with the laws of the State of California. The Parties hereby submit to the exclusive jurisdiction in the courts of the State of California, and venue is hereby stipulated as San Diego, California.

The signatories hereto represent that they have been appropriately authorized to enter into this Agreement on behalf of the Party for whom they sign. This Agreement is hereby executed in multiple originals or counterparts as of the 6th day of October, 2003.

CONTRACTOR:		COMPANY:

COMVERGE, INC.		SAN DIEGO GAS & ELECTRIC COMPANY

By:	/s/ Frank A. Magnotti	By:	/s/ Edwin A. Guiles
Name:	Frank A. Magnotti	Name:	Edward A. Guiles
(Type or Print)		(Type or Print)
Title:	President, Global Sales and Marketing	Title:	Chairman/CEO

APPROVED as to legal form /s/

First Amendment

to

Demand Response Capacity

Delivery Agreement

1. PREAMBLE

This First Amendment (the “Amendment”) to that certain Demand Response Capacity Delivery Agreement (“Agreement”), dated as of October 6, 2003, is by and between Comverge, Inc. (“Seller”) and San Diego Gas & Electric Company (“SDG&E”), hereinafter sometimes referred to individually as “Party” or collectively as “Parties.”

2. RECITALS

WHEREAS, on May 16, 2003, SDG&E issued a Request for Proposals for grid reliability capacity (the “RFP”);

WHEREAS, in response to the RFP, Seller submitted a proposal to SDG&E under which Seller would design, build, own and operate (but not dispatch) a commercial Direct Load Control System in SDG&E’s service territory, and to aggregate the individual customer load by this DLCS to form a demand response capacity targeted at 30.2 MW (but no more than 40 MW) deliverable to SDG&E;

WHEREAS, SDG&E selected Comverge’s proposal as a qualifying proposal;

WHEREAS, in Decision No. 04-06-011 (“D.04-06-011”) the California Public Utilities Commission (“CPUC”) approved the Agreement between SDG&E and Seller subject to the Comverge proposal being modified to include a residential customer airconditioning cycle segment in addition to the smaller commercial and irrigation customers component, and a revised 50/50 cost sharing mechanism between SDG&E and Comverge with a payment cap;

WHEREAS, D.04-06-011 requires SDG&E to submit the amended Agreement to the CPUC for approval; and

WHEREAS, the Parties desire to enter into this Amendment to comply with D.0406-011.

3. AGREEMENT

Now, therefore, in consideration of the mutual covenants herein set forth, the Parties agree as follows:

4. DEFINITIONS

The definition of “End-use Equipment” in Section 1.1 is amended to include pool pumps.

Unless otherwise set forth in this Amendment, all capitalized terms shall have the definition set forth in the Agreement.

5. EFFECTIVE DATE

Subject to Section 2.2, this Amendment shall be effective upon the last date of execution shown below by both Parties.

6. INCLUSION OF RESIDENTIAL CUSTOMER COMPONENT

The definitions of “Participant” and “Participating Facility” are deleted in their entirety and replaced with the following:

“Participant” means the SDG&E residential and commercial customer name of record of a Participating Facility.

“Participating Facility” means residential or commercial SDG&E metered site meeting the requirements of Section 3.1 that is participating in this Program.

“Participating Commercial Facility” means commercial SDG&E metered site meeting the requirements of Section 3.1 that is participating in this Program.

“Participating Residential Facility” means residential SDG&E metered site meeting the requirements of Section 3.1 that is participating in this Program.

7. CPUC APPROVAL

Subsection 2.2 is deleted in its entirety and replaced with the following:

“2.2 SDG&E shall submit this Amendment for approval from the CPUC of the terms and conditions of this Amendment as being in compliance with D.04-06011. The Parties agree to cooperate and use all reasonable efforts to obtain the CPUC Approval (defined below) as soon as is practicable. No later than fifteen (15) days after receipt of the CPUC Approval, SDG&E shall give Seller written notice of whether it deems the terms and conditions of the CPUC Approval to be acceptable after prompt review. If the CPUC Approval is not acceptable to SDG&E, the Parties shall negotiate in good faith to determine what actions should be undertaken. If the Parties are unable to reach agreement on such actions within sixty (60) days after initiating such negotiations, then either Party shall have the right to terminate this Agreement upon ten (10) days’ written notice and, upon such termination, neither Party shall have any further liability or obligation to the other Party.

“CPUC Approval shall mean a final, non-appealable order from the CPUC approving this Amendment”

8. MAXIMUM ALLOWABLE DEMAND RESPONSE CAPACITY

Subsection 3.1 is deleted and replaced with the following:

“3.1 Summary Description. Seller shall in accordance with Good Industry Practice design, build, own and operate (but not dispatch) a Direct Load Control System that will, on demand (as defined in the Agreement), provide SDG&E with the ability to achieve Contract Capacity and Energy Reduction through control of End-use Equipment at Participating Facilities within SDG&E’s retail service territory. Each Participating Commercial Facility shall have an annual maximum demand of no greater than 100kW. The aggregate Demand Reduction of Participating Facilities made available to and purchased by SDG&E under this Agreement shall be no less than one (1) MW (and targeted at 30.2MW) but no more than 70MW. SDG&E will pay each Participant of a Participating Commercial Facility or a Participating Residential Facility $25/kW of Estimated Demand Reduction per Program Year pursuant to an enrollment agreement between SDG&E and each Participant.

9. PRICING\PAYMENT CALCULATIONS

a) Section 5.1 is amended to include the following phrase at the beginning thereof: “Except for the monthly payment the beginning of this Agreement as described in Section 5.1.1,”

b) Section 5.1 is amended to include a new subsection 5.1.1 at the end thereof as follows:

“5.1.1 Monthly Capacity Payment

SDG&E agrees to replace the Quarterly Capacity Payments with Monthly Capacity Payments until October 31, 2005, as follows:

1. Beginning the first month that Estimated Contract Capacity equals at least one (1) MW, Monthly Capacity Payments will be made in lieu of Quarterly Capacity Payments, for installations beginning upon approval of this Amendment and terminating with installations in the month ending October 31, 2005. Quarterly Capacity Payments will resume for all installations (new and old) beginning November 1, 2005.

2. TAP will still be calculated as per the Agreement Article 5.1.

3. The Monthly Capacity Payment (MPn) shall be calculated at the end of Monthn as follows:

MP1 _ (ECCM1 x CP x 16.67%) + (ECCM0 x CP x 8.33%)

MP2 = (ECCM2 x CP x 25.00%) + (ECCM1 x CP x 16.67%) + (ECCM0 x CP x 8.33%)

MP3 = (ECCM3 X CP x 50.00%) + (EECM2 X CP x 25.00%) + (ECCM1 x CP x 16.67%) + (ECCM0 x CP x 8.33%)

Where:

ECCM1	= Estimated Contract Capacity of new installations completed in MP1

ECCM2	= Estimated Contract Capacity of new installations completed in MP2

ECCM3	= Estimated Contract Capacity of new installations completed in MP3

ECCM0	= Estimated Contract Capacity of all installations in place at the beginning of Quartern”
MP1	= first month in Quartern
MP2	= second month in Quartern
MP3	= third month in Quartern

10. COST SHARING MECHANISM AND PURCHASE OPTION

(a)	Subsection 5.5.5.B is deleted and replaced with the following:

“B.	The CPA shall be equal to 50% of the Seller’s Sunk Cost Shortfall divided by 8, as limited by paragraphs (D) and (E) below.”

(a)	Subsection 5.6 is deleted and replaced with the following:

“5.6 Purchase Option. SDG&E will have the option to purchase the Direct Load Control System (or any portion thereof) for $45,000/per MW of capacity at the end of the 2015 Control Season.”

11. EQUIPMENT INSTALLATION

Article 7 shall be amended by inserting the following at the beginning thereof: “The Parties hereby agree to negotiate in good faith to finalize an Application Service Provider Agreement, pursuant to which Seller shall host an internet based software application to be used by SDG&E to initiate demand response events. The initiation of an event via the software application must include the connectivity to activate End-use Equipment located in SDG&E’s service territory.”

12. CONFIDENTIALITY

Section 22.6 shall be deleted in its entirety and replaced with the following: “The Mutual Non-Disclosure Agreement between the Parties dated September 15, 2003 (“NDA”) shall continue in full force and effect for the Term of this Agreement and the obligations thereunder shall survive such Term for the additional periods described in Section 9 thereof. Moreover, the Parties agree to modify the NDA by eliminating SDG&E’s obligation in Section 2 thereof to identify and clearly label information relating to its customers as being confidential. Such information shall be deemed confidential with or without such identification or label.

13. EQUIPMENT INSTALLATION AND MAINTENANCE SCOPE OF WORK

Appendix B shall be modified by deleting the following sentence “This equipment will be delivered to the San Diego area and installed at a location determined by SDG&E” and replacing it with “This equipment will be installed at a facility chosen by Comverge.”

14. NOTICES

That portion of Appendix C setting forth Notices to Comverge is deleted and replaced with the following:

Comverge, Inc.

120 Eagle Rock Avenue, Suite 190

East Hanover, NJ 07936

Attention: Frank J. Evans

Fax: (973) 884-3504

15. INSURANCE COVERAGE

The parties agree to modify Appendix D: Insurance Coverage as follows:

a) Paragraph 3 shall be deleted in its entirety and replaced with the following: “Workers Compensation: statutory requirements”.

b) All of the text of Paragraph 5 until the end of Appendix D shall be deleted in its entirety and replaced with the following:

“5. `Umbrella or Excess Liability’ insurance with a limit per occurrence and in the aggregate of Five Million ($5,000,000).

Seller shall ensure that the insurance policies required above provide:

(i) For sections (1), (2), (4) and (5) SDG&E, and its officers, directors, employees and agents shall be identified as an additional insureds.

(ii) For sections (1), (2), (3), (4) and (5) Such insurance as afforded by this policy for the benefit of SDG&E shall be primary as respects any claims, losses, damages, expenses, or liabilities arising out of this Agreement, and insured hereunder, and any insurance or self insurance carried by SDG&E shall be excess of and noncontributing with insurance afforded by this policy.

(iii) The commercial umbrella liability policy shall provide coverage excess of, and shall drop down in the event the underlying CGL, Business Automobile Liability, and Employers Liability insurance policy limits are exhausted due to claims during the policy term.”

15. EXECUTION

The signatories hereto warrant and represent that they have been appropriately authorized to enter into this Amendment on behalf of the Party for whom they sign. This Amendment may be executed in one or more counterparts at different times, each of which shall be regarded as an original and all of which, taken together, shall constitute one and the same Amendment.

16. CONTINUING EFFECT

Except as modified by this Amendment, the Agreement shall continue in full force and effect in accordance with its terms. From and hereafter, references to the Agreement shall mean the Agreement as amended by this Amendment.

SAN DIEGO GAS & ELECTRIC COMPANY		COMVERGE, INC.

By:	/s/ T C Farrelly	By:	/s/ Wayne Wren
Title:	E&GP VP	Title:	EVP
Date:	11-16-04	Date:	11.11.2004

APPROVED as to legal form /s/ A.S.

APPLICATION SERVICE PROVIDER

AGREEMENT

BETWEEN

SAN DIEGO GAS & ELECTRIC COMPANY

and

COMVERGE, INC.

APPLICATION SERVICE PROVIDER AGREEMENT

This Application Service Provider Agreement (“ASP Agreement”) is made effective as of June 15, 2005 (“Effective Date”) among San Diego Gas & Electric Company (“SDG&E” or “Company”) and Comverge, Inc. (“Contractor” or “Comverge”).

The Parties hereby agree as follows:

1. SCOPE

Contractor shall provide, in accordance with the terms of this ASP Agreement, the following generally described services (the “Services”).

The Services, including the scope of work, specifications, schedule of milestones and deliverables, and performance standards, are more fully described in SCHEDULE A - SCOPE OF WORK (hereinafter, the “Scope of Work”), attached hereto and incorporated herein by this reference.

This ASP Agreement is entered into pursuant to the Demand Response Capacity Delivery Agreement between SDG&E and Contractor dated October 6, 2003, as amended (the “Demand Agreement”) and the Services are subject both to the terms hereof and thereof. In the event of any conflict between the Demand Agreement and this ASP Agreement, the former shall control.

2. COMMENCEMENT AND COMPLETION OF SERVICES

This Agreement shall commence as of June 15, 2005 and shall be in full force and effect so long as the Demand Agreement remains in effect (the “Term”). Contractor agrees to commence and perform the Services in accordance with the requests of Company Representative. The nature of the Services is such that timely performance is critical to the orderly progress of related work and to the operating schedule of Company.

3. REPRESENTATIVES

3.1. Company Representative: Mickealia Wilson

Company designates, and Contractor accepts, the individual named above as Company Representative for all matters relating to Contractor’s performance of Services under this Agreement. The actions taken by the Company Representative regarding such performance shall be deemed the acts of Company. Company may at any time, upon written notice to Contractor pursuant to Article 6 hereof, change the designated Company Representative.

3.2. Contractor Representative: Fred Bartels

Contractor designates, and Company accepts, the individual named above as Contractor Representative for all matters relating to Contractor’s performance of Services under this Agreement. The actions taken by Contractor Representative shall be deemed the acts of Contractor.

4. SOFTWARE LICENSE AND TERMS

4.1 License Grant: It is generally contemplated that all Software, including without limitation field applications, or other proprietary licensed products, utilized and/or necessary for the performance of and receipt of the Services (the “Software”) shall be used by and run on the hardware systems owned by Contractor. All descriptions of the Software, reports generated by the Software, or additional Software related documents are collectively referred herein as “Software Documentation”. To the extent that Company is required to Use any of Contractor’s Software or Software Documentation, subject to the conditions set forth herein and the attached Exhibits and Schedules, Contractor hereby grants to Company, and Company accepts from Contractor for the Term of this Agreement and the Demand Agreement (unless terminated as stated herein and therein, respectively), a non-exclusive, non-transferable right to Use the Software and Software Documentation as specified herein, installed on the equipment as negotiated by Contractor and Company, solely in connection with Contractor’s Direct Load Control System. Contractor shall retain ownership of all Software, equipment, and Software Documentation. Such license shall be assignable in connection with any assignment of this ASP Agreement and pursuant to such assignee agreeing to the terms contained herein.

4.2 Use Restrictions: The term “Use” solely means restricted internet access to the Software’s web based connection by specific SCC operators only for the purpose of instituting a Program Event as defined in the Demand Agreement. Company hereby understands and agrees that (i) Company shall have no right to copy the Software or any software documentation, except as permitted under this ASP Agreement or Demand Agreement; (ii) in no event may Company physically duplicate the any Software Documentation, in whole or in part; (iii) Company may not modify the Software or merge the same into software that is not provided by Contractor without the prior written consent of Contractor; (iv) Company shall prevent Unauthorized Use or Unauthorized Access to Software, (v) Contractor will only use the Software as provided for in this ASP Agreement, and (vi) upon termination of this ASP Agreement or any license granted hereunder, with the exception of Section 6 below, Company shall promptly return any access rights, pass codes, Software Documentation, any Software related applications or products, or any resulting merger software and Company shall have no right thereafter to Use the Software or any portion thereof.

4.3 Consultants: Company may not disclose the Software or related Software documentation to any third party, including consultants of Company, except upon (i) the prior written consent of Contractor which will not be unreasonably withheld, and (ii) delivery to Contractor of a confidentiality agreement, in form and content acceptable to Contractor, executed by such third party.

5. [RESERVED]

6. SOURCE CODE ACCESS

6.1. Only if Contractor enters into or petitions for any voluntary or involuntary receivership arrangement, bankruptcy, other insolvency proceeding, or ceases to be in business„ then Contractor shall fully furnish Company, without charge, with the source code for the Software and related information and documentation available within five (5) business days of event.

6.2 Contractor agrees, within 30 days of a written request therefore by Company, to enter into a Source Code Escrow Agreement at Company’s discretion whereby the Escrow Agent shall be directed by Contractor to promptly deliver, at no charge to Contractor, the source code if Contractor enters into any voluntarily or involuntary receivership, insolvency proceeding or otherwise ceases to be in business.

7. [RESERVED]

8. WARRANTY AND SERVICE

8.0. Contractor expressly warrants to Company that the Software, Services and System shall function and be performed in accordance with professional standards, shall be free from material defects in material, workmanship, and title, and shall function in accordance with (1) all requirements set forth in this ASP Agreement and in any related technical specifications, and (2) current specifications and descriptions published or disseminated by Contractor as performance and/or operational practices commencing on the date of System Acceptance continuing for the entire term. Notwithstanding the foregoing, Contractor’s breach of such warranty shall only result in Contractor’s obligation to correct such breach but shall not enable Company to exercise any further remedy except to the extent such breach causes a breach of the Demand Agreement, with the exception that Section 12.1.2(A) of the Demand Agreement only applies in relation to this ASP Agreement if Company is unable to activate the System provided under the Demand Agreement.

8.1. Contractor shall maintain the System. Contractor shall provide such repair services and replacement parts as are necessary to keep the System operating in accordance with the requirements of this ASP Agreement during the operational period as defined in the Demand Agreement, at no additional cost to Company. “System” shall mean the Software, information technology tools produced by the integrated Software, hardware, and other deliverables furnished hereunder used by Contractor to perform the Services.

8.2. An “Emergency” shall be deemed to exist when System problems materially interfere with (1) Company’s ability to utilize the System as contemplated herein or (2) the normal, reasonable conduct of Company’s business or (3) when an authorized responsible Company representative declares an Emergency. The persons authorized to declare an Emergency shall be limited and their names or titles shall be mutually agreed on in writing and documented in an escalation plan, which shall be signed by both Parties. Services requested pursuant to non-Emergency requests are defined as “Routine Service”. Services requested pursuant to emergency requests are defined as “Emergency Service”.

8.3. When a request for Emergency Service is received from Company, Contractor agrees to cause qualified personnel, as required, to respond in real time and commence analysis of the Emergency within 4 hours of said request, Monday to Friday during business hours during the control season, as defined by the Demand Agreement.

8.4. In the event of an Emergency, Contractor shall: (1) prioritize Company’s Emergency; (2) escalate within Contractor’s technical and management organizations as necessary to resolve the Emergency; (3) use its best efforts to correct the Emergency within a time designated in the Escalation Plan from receipt of notice of such Emergency; and (4) maintain continuous effort until the Emergency is corrected to Company’s reasonable satisfaction.

8.5. If, as a result of Service performed pursuant to this Section, Contractor concludes that the problem results from a Software or System failure, and that the System’s use is materially affected thereby; then Contractor shall immediately commence correction procedures on such Software.

8.6. Contractor further warrants that (i) for the entire term, the System and all Software will substantially conform to and operate in accordance with the documentation; (ii) all Software furnished hereunder is free of viruses, worms, or other disabling code; and (iii) Contractor will not disable the System or Software, unless Company is in breach of the Demand Agreement or Sections 4.2 or 39. Notwithstanding the foregoing, Contractor’s breach of such warranty shall only result in Contractor’s obligation to correct such breach but shall not enable Company to exercise any further remedy except to the extent such breach causes a breach of the Demand Agreement with the exception that Section 12.1.2(A) of the Demand Agreement only applies in relation to this ASP Agreement if Company is unable to activate the System provided under the Demand Agreement.

8.7. WARRANTY DISCLAIMER. THE LIMITED WARRANTY SET FORTH IN SECTION 8.0 AND 8.6 IS IN LIEU OF ALL OTHER WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN THE WARRANTY SET FORTH IN SECTION 8.0 THE SERVICES AND SOFTWARE ARE PROVIDED BY CONTRACTOR “AS IS” AND WITHOUT WARRANTY OF ANY KIND OR NATURE. THIS LIMITATION OF WARRANTY WAS A MATERIAL FACTOR IN THE ESTABLISHMENT OF THIS AGREEMENT.

9. ACCEPTANCE

9.1. Company has a specified annual test as defined in the Demand Agreement to determine if the System performs substantially in accordance with its capability to perform load control. Company shall notify Contractor, in writing, of its acceptance of the System or specify in reasonable detail those deficiencies which Company deems unacceptable within thirty (30) days of notice of System test completion. The System shall not be accepted until all such deficiencies are corrected. Contractor shall notify Company in writing when the deficiencies have been corrected. Company shall have fifteen (15) days to respond otherwise System shall be deemed acceptable. System Acceptance shall not be unreasonably withheld.

9.2. Contractor agrees that it will correct any nonconformities of the System to the requirements of this ASP Agreement or any related technical specifications (“System Flaws”) or Bugs in the Software and any revisions to the

Software which are reported to Contractor by Company. A “Bug” shall mean a reproducible failure in the Software which the Company and Contractor reasonably determine is likely to adversely impact the timely and correct completion of the Services to be accomplished that is contemplated in this agreement. System Flaws or Bugs that prohibit the defined function of tools must be corrected within five (5) business days. Additionally, System Flaws or Bugs that relate to incorrect construction of design specifications or a basic malfunction of existing defined functionality must be corrected within seven (7) business days. Each of such time periods shall apply whether or not there is a defined workaround.

10. TRAINING

10.1. Training sessions will be conducted and shall include hands-on training utilizing trainers describing and demonstrating function, activation and application of the System. Up to three (3) training sessions may be conducted in April and May of each program year.

11. NO SEPARATE COMPENSATION

As there is no further financial obligation or additional risk accepted by Contractor in this ASP Agreement, no separate compensation shall be payable to Contractor pursuant to this ASP Agreement. All compensation payable to Contractor is described in the Demand Agreement. The consideration for this Agreement is found in the Demand Agreement payment and service structure.

12. [RESERVED]

13. NOTICES

All notices hereunder shall be provided in accordance with Section 13.1 of the Demand Agreement.

14. [RESERVED]

15. INSPECTION

All Services performed by Contractor, as well as the System and facilities in which it is housed, shall be subject to the inspection of Company at mutually agreeable times. Contractor shall allow Company to conduct inspection once a year at Company’s cost in a manner that does not affect production operations. To ensure operational integrity during the crucial control months of May through October, inspection will not be permissible. Such right of inspection of the Services shall not relieve Contractor of responsibility for the proper performance of the Services, Contractor shall provide to Company (or its designee) access to Contractors facility or facilities where the Services are being performed and sufficient, safe and proper work conditions for such inspection. Contractor shall furnish to Company such information (subject to Article 39 where applicable) concerning its operations or the performance of the Services or System as Company shall reasonably request, and in a manner that shall not compromise Contractor’s intellectual property.

16. COMPANY RULES

16.1. Contractor, when on Company property, shall conduct its operations in strict observation of access routes, entrance gates or doors, parking and temporary storage areas as designated by Company. Under no circumstances shall any of Contractor’s personnel, vehicles or equipment enter, move or be stored upon any area not authorized by Company.

16.2. Contractor shall abide by all Company Security procedures, rules and regulations, and cooperate with Company Security personnel whenever on Company premises, as provided by Company prior to such visit to the premises.

17. CHANGES

17.1. Either Company or Contractor may propose an amendment (“Amendment”) in the Services (whether in the form of an amendment to this ASP Agreement or to the Demand Agreement) by advising the other Party in writing. Within five (5) days of notice of such proposal, Contractor shall prepare and forward to Company in writing the proposed changes to the Scope of Work and/or compensation payable as a result of the proposed Amendment.

17.2. Should the proposed Amendment be authorized by the Parties, Contractor shall perform the Services as changed. All authorized changes in the Services and the compensation shall be confirmed and directed through a written Amendment. The compensation shall be negotiated by the Parties in good faith to achieve a commercially reasonable result which include all costs associated with the deletion or performance of the additional or changed Services, including the impact on the original Scope of Work, inefficiencies created by the additional, deleted or changed Services, and overhead associated with the additional, deleted or changed Services.

17.3. Company may request in writing from time to time, minor changes or revisions within the existing Scope of Work as agreed to by both Parties, if the changes do not materially affect the cost of providing such Services, without Company having to process an Amendment and without such changes altering the compensation payable under this Agreement.

17.4. As Contractor owns the application, Contractor shall implement a change in the Services while performing emergency service or for any purpose that is non event impacting. Any change that materially affects the Service will be implemented only after Contractor has received a written Amendment to this Agreement executed by an authorized representative of Company. All changes shall be performed under the terms and conditions of this Agreement. Contractor hereby expressly waives any compensation, reimbursement of expenses and any other right to receive payment with respect to any proposed Amendment not authorized by a written Amendment to this Agreement.

18. FORCE MAJEURE

The Force Majeure provisions (Article 14) of the Demand Agreement shall apply hereunder as well.

19. [RESERVED]

20. OWNERSHIP OF INTELLECTUAL PROPERTY AND MATERIAL

20.1. As the owner of the System, Contractor shall retain all rights to intellectual property thereof.

20.2. If requested by Company, with reasonable cause, Contractor agrees to take all actions necessary, at Company’s sole cost and expense, to obtain, maintain or enforce patents, copyrights, trade secrets and other proprietary rights in connection with any Invention, and Contractor agrees that its obligations under this Article 20 shall continue beyond the termination or completion of this Agreement.

21. REPORTS

Contractor shall provide reports as requested by Company Representative in accordance with the Demand Agreement.

22. SUBCONTRACTORS

If Company authorizes Contractor to utilize any subcontractors under this Agreement, Contractor shall at all times be responsible for the acts and omissions of subcontractors and agents employed directly or indirectly by Contractor. Contractor shall be responsible for performance of all the Services, whether performed by Contractor or its subcontractors or agents. This Agreement shall not give rise to any contractual relationship between Company and any subcontractor or agent of Contractor. Company shall not undertake any obligation to pay or to be responsible for the payment of any sums to any subcontractor or agent of Company.

23. [RESERVED]

24. AUDIT

Audit requirements are defined in the Demand Agreement and those audit requirements apply hereunder.

25. [RESERVED]

26. INDEPENDENT CONTRACTOR

26.1. It is agreed that Contractor shall perform the Services under this ASP Agreement as an independent contractor and no principal-agent or employer- employee relationship or joint-venture or partnership shall be created with Company.

26.2. Contractor represents to Company that Contractor and its subcontractors and agents are properly licensed, fully experienced and qualified to perform the class and type of the Services as specified in this Agreement, in addition to being properly insured, equipped, organized, staffed and financed to handle such Services.

26.3. Contractor shall perform the Services in an orderly and professional manner in accordance with industry standards. Contractor shall not employ on the Services any personnel or subcontractor unskilled in the work assigned.

26.4. Contractor shall use prudent business practices in its relationships with subcontractors, suppliers and agents.

26.5. Contractor, its subcontractors and agents shall not engage in any advertising, publicity or other promotional activities which in any way directly or indirectly refers to this ASP Agreement.

27. [RESERVED]

28. INSURANCE

Insurance requirements are described in the Demand Agreement and those insurance requirements apply hereunder

29. INDEMNITY

29.1. Indemnification obligations of each party are described in the Demand Agreement and those indemnification obligations apply hereunder. Without limiting the generality of the foregoing, Contractor shall, all subject to the procedures in Article 17 of the Demand Agreement, indemnify, defend and hold Company, and its current and future Affiliates and their respective directors, officers, shareholders, employees, agents, representatives, successors and assigns harmless from and against any and all claims, actions, suits, proceedings, losses, liabilities, penalties, fines, damages, costs or expenses including attorneys fees (including fees and disbursements of in-house and outside counsel) of any kind whatsoever arising from (a) actual or alleged infringement or misappropriation by Contractor or any subcontractor of any patent, copyright, trade secret, trademark, service mark, trade name, or other intellectual property right in connection with the Services or Software, including without limitation, any deliverable, and (b) Contractor’s violation of any third party license to use intellectual property in connection with the Services or Software, including, without limitation, any deliverable(“IP Indemnification”). Any Indemnification under the Demand Agreement shall not extend to any claim based on any alleged infringement arising from any (a) additions, changes, or modifications to the Services or Software by or on behalf of anyone other than Contractor, (b) incorporation of the Services or Software, or any component thereof into any other product or process not performed by Contractor except as contemplated by the Scope of Work; or (c) use of the Services or Software other than as permitted by this Agreement.

29.2 Indemnification obligations of each party are described in the Demand Agreement and those indemnification obligations apply hereunder. Without limiting the generality of the foregoing, Company shall, all subject to the procedures in Article 17 of the Demand Agreement, indemnify, defend and hold Contractor, and its current and future Affiliates and their respective directors, officers, shareholders, employees, agents, representatives, successors and assigns harmless from and against any and all claims, actions, suits, proceedings, losses, liabilities, penalties, fines, damages, costs or expenses including attorneys fees (including fees and disbursements of in-house and outside counsel) of any kind whatsoever arising from (a) breaches of Company’s confidentiality obligations hereunder; or (b) Company’s use of any of the Software other than in accordance with the terms of this Agreement.

30. GOVERNING LAW

The formation, interpretation and performance of this Agreement shall be governed by and enforced under the laws of the State of California, without reference to principles of conflicts of laws.

31. COMPLIANCE WITH LAWS

Company and Contractor and its subcontractors at all times during performance of the Services shall comply with and observe, all applicable federal, state, regional, municipal and local laws, ordinances, rules, codes, regulations, executive orders, all applicable employment, safety and environmental orders and all orders or decrees of administrative agencies, courts or other legally constituted authorities having jurisdiction or authority over Contractor, Company or the Services.

32. DEFAULT AND TERMINATION

32.1 Default and termination provisions are described in the Demand Agreement and shall also apply and, if constituting an Event of Default thereunder, result in a default hereunder. Moreover, if Contractor shall fail to comply with any material obligation under this ASP Agreement, which failure would result in a breach by Contractor of its obligations under the Demand Agreement, such failure shall, unless cured within 30 days of written notice thereof, constitute a default hereunder and constitute an Event of Default under the Demand Agreement.

32.2 Default and termination provisions are described in the Demand Agreement and shall also apply and, if constituting an Event of Default thereunder, result in a default hereunder. Moreover, if Company shall fail to comply with any material obligation under this ASP Agreement, which failure would result in a breach by Contractor of its obligations under the Demand Agreement, such failure shall, unless cured within 30 days of written notice thereof, constitute a default hereunder and constitute an Event of Default under the Demand Agreement. Any breach by Company of Sections 4.2 or 39 of this ASP Agreement shall result in an automatic breach or automatic Event of Default under the Demand Agreement, subject to, in the case of a breach of Section 4.2, a 30 day cure period from Contractor’s provision of notice of such breach.

33. [RESERVED]

34. LIENS

Without limiting the generality of Article 29, Contractor shall indemnify, defend, and hold Company, and its current and future Affiliates and their respective directors, officers, shareholders, employees, agents, representatives, successors and assigns harmless from and against any mechanics lien or stop notice claim against Company by Contractor or its subcontractors, employees or agents pertaining to the Services specified in this ASP Agreement.

35. ASSIGNMENT

The assignment provisions (Article 19) of the Demand Agreement shall apply hereunder as well. Assignments of this ASP Agreement to parties to whom assignment of the Demand Agreement may be made without consent shall not require Contractor’s consent.

36. [RESERVED]

37. NON-WAIVER

The failure of Company or Contractor to insist upon or enforce, in any instance, strict performance by the other party of any of the terms or conditions of this Agreement, or to exercise any rights herein conferred shall not be construed as a waiver or relinquishment to any extent of its right to assert, or rely upon any such terms or rights on any future occasion. No waiver shall be valid unless stated in writing asset forth in Article 13.

38. DISPUTES

The Dispute resolution and governing law provisions of the Demand Agreement (Sections 13.7 and 22.13) shall apply hereunder as well

39. CONFIDENTIALITY

The Confidentiality provisions of the Demand Agreement (Section 22.6) shall apply hereunder as well. In addition, the Parties agree:

39.1 Ownership and Title: Company acknowledges and agrees that Contractor owns all proprietary rights, including patent, copyright, trade secret, trademark and other such proprietary rights, in and to the Software and Software documentation and any corrections, remedial modifications, maintenance upgrades, updates or the other modifications, including custom modifications to the Software whether made by Contractor, Company or any third party.

39.2 Confidentiality/ Protection of Software: Except as permitted pursuant to this ASP Agreement, Company hereby acknowledges and agrees that: (i) the Software, the Software Documentation, access rights to the Software, and all related documents and all copies thereof are Contractor’s exclusive property and constitute a valuable TRADE SECRET of Contractor (“Proprietary Information”), Company may not disclose or make available to third parties (other than to (a) its audit, information security and information technology maintenance agents, contractors, or advisors (b) its affiliates, for purposes of assisting it in receiving the Services or (c) third parties who have been previously approved in writing by Contractor (collectively, “Third Parties”) the Proprietary Information or any portion thereof without Contractor’s prior written consent; (ii) Company shall hold the Proprietary Information, including, without limitation, any methods or concepts utilized therein, in strict confidence for the sole benefit of Contractor; (iii) Company shall not provide or make the Proprietary Information available to any person except for its employees or Third Parties; (iv) Company shall only provide or make the Proprietary Information available to its employees or Third Parties on a ‘need to know’ basis; (v) Company shall not reproduce, copy or modify the Proprietary Information in whole or in part, except as authorized by Contractor in writing; (vi) Company hereby agrees that, during the Term of this ASP Agreement and at all times thereafter, Company and its employees and Third Parties shall maintain the confidentiality of the Proprietary Information, and Company shall not sell, license, publish, display, distribute, disclose or otherwise make the Proprietary Information available to any third party or attempt to (or allow any third-party to attempt to) reverse engineer, decompile or disassemble or otherwise attempt to derive the source code for the operation of the Proprietary Information, or to decode, de-encrypt, decrypt or engineer around any measures contained in the Proprietary Information; (vii) Company shall not alter in any way the database schema without the expressed written consent of Contractor; (viii) Company shall issue adequate instructions to all persons, and take all actions reasonably necessary to satisfy Company’s obligations under this Section 39; (ix) any use or disclosure of the Proprietary Information in violation of this Section 39 may seriously and irreparably impair and damage Contractor’s business; and (x) upon any termination or cancellation of the ASP Agreement, Company shall, if requested by Contractor, forthwith return to Contractor, or with Contractor’s written consent destroy, any access rights, passwords, magnetic tape, disc, semiconductor device or other memory device or system and/or documentation or other material including, but not limited to, all printed material furnished by Contractor to Company.

39.3 Restrictions on Transfer: Except in connection with a permitted assignment under Article 35, in no event shall Company sell, assign, license, sublicense, and except as permitted under this Article 39, publish, display, distribute or otherwise transfer the Proprietary Information, in whole or in part, to any third party (including, without limitation, Third Parties), or as part of the sale of any portion of its business or pursuant to any merger, sale of voting securities, consolidation or reorganization, without the Contractor’s prior written approval.

39.4 Continuation: The terms and provisions of this Section 39 shall survive termination of this ASP AGREEMENT.

40. [RESERVED]

41. TIME OF ESSENCE

Time is expressly agreed to be of the essence of this ASP Agreement and each, every and all of the terms, conditions and provisions herein.

42. VALIDITY

The invalidity, in whole or in part, of any provisions hereof shall not affect the validity of any other provisions hereof.

43. SURVIVAL

Without limiting the survival provisions of the Demand Agreement, the obligations imposed on Contractor and Contractor’s employees by and pursuant to each Article which, by its terms contains subject matter which relates to time periods subsequent to the term of this Agreement shall survive termination of this Agreement.

44. NO ORAL MODIFICATIONS

No modification of any provisions of this ASP Agreement shall be valid unless in writing and signed by duly authorized representatives of both Parties. Company Representative is not the duly authorized representative for Amendments to this ASP Agreement. Representatives of both Parties internally authorized to execute such documents pursuant to its corporate policies shall sign any Amendments.

45. CAPTIONS

The captions in this ASP Agreement are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.

46. COUNTERPARTS

This ASP Agreement may be executed in counterparts which, taken together, shall constitute a single instrument.

47. AUTHORITY

Each individual executing this ASP Agreement on behalf of Company and Contractor represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of said Party, and that this Agreement is binding upon said Party in accordance with its terms and conditions.

48. CONSTRUCTION OF AGREEMENT

Both Parties have participated in the negotiating and drafting of this Agreement. Therefore, the terms and conditions of this Agreement shall not be construed against either Party as the drafting Party.

49. ORDER OF PRECEDENCE

In the event of conflicting provisions between any of the documents comprising this Agreement, the provisions shall govern in the following priority order:

(1)	The Demand Agreement and any Duly Executed Amendments (most recent has priority)

(2)	The Terms and Conditions of this Agreement

(3)	Any Schedule or Exhibit referenced in this Agreement

50. ANTI-CONDUIT RULES

A copy of the Affiliate Transaction Rules including, without limitation, the anti-conduit procedures contained therein (“Rules”) shall be provided to Contractor before execution of this Agreement to allow Contractor time to review such Rules.

51. COMPLETE AGREEMENT

This Agreement constitutes the complete and entire Agreement between the Parties and supersedes any previous communications, representations or agreements, whether oral or written, with respect to the subject matter hereof. There are no additions to, or deletions from, or changes in, any of the provisions hereof, and no understandings, representations or agreements concerning any of the same, which are not expressed herein, unless stated below. THE PARTIES HEREBY AGREE THAT NO TRADE USAGE, PRIOR COURSE OF DEALING OR COURSE OF PERFORMANCE UNDER THIS AGREEMENT SHALL BE A PART OF THIS AGREEMENT OR SHALL BE USED IN THE INTERPRETATION OR CONSTRUCTION OF THIS AGREEMENT.

The following Schedules are attached hereto and incorporated herein by this reference:

SCHEDULE A - SCOPE OF WORK

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMVERGE, INC.		SAN DIEGO GAS & ELECTRIC COMPANY

By:	/s/ Frank J. Evans	By:	/s/ Eric Thomason
Name:	Frank J. Evans	Name:	Eric Thomason
Title:	Sr Director of Operations	Title:	Portfolio Manager
Date:	3-9-06	Date:	04/05/06

Approved as to legal form:

/s/ GOP

Schedule A - Scope of Work

1.0 Introduction

This Scope of Work describes Comverge’s Demand Response Load Management System (LMS) and the practices and guidelines that both parties shall use to execute their respective responsibilities according to this Application Service Provider Agreement.

Services provided by Comverge are understood to be on a paid for performance basis whereby SDG&E has agreed to purchase from Comverge contract capacity and energy reduction as delivered by Comverge’s Load Management System.

Comverge shall supply the Load Management System and provide access to SDG&E via the web using a standard web browser. Accessing the LMS does not require the use of Comverge software or equipment. Comverge shall adhere to the guidelines defined herein in providing a secure environment for the hosting of SDG&E customer data. Comverge is providing a LMS with failover capability and with back up to a third LMS.

As owner of the LMS, Comverge may, at its sole discretion, change the architecture to ensure a more robust, stable or secure network environment, or create improvements to the website architecture to provide more enhanced services to SDG&E.

COMVERGE ASP RESPONSIBILITIES

Comverge shall use good industry practices to design, deploy, operate, manage, and maintain this LMS. Comverge will supply all equipment and services to ramp up to the load relief goal over a two to five year period, and then operate and maintain the system for the period specified by the terms of the program.

1.	Comverge will be responsible for configuring and programming the load management system to be able to cycle the air conditioners by system, by region, by substation or by circuit according to the parameters established by SDG&E.

2.	Comverge will provide SDG&E access to the LMS through a web-based application interface over the Internet between SDG&E’s System Operations Center and the Comverge LMS facility. Alternatively, Comverge will activate the system as directed by SDG&E though a telephone call, fax, or e-mail.

3.	Comverge shall provide the PowerCAMP™ LMS.

4.	Comverge will develop and provide a LMS Customer Operations Manual specific to the SDG&E demand response LMS.

5.	Comverge will create logon id’s and initial passwords for personnel designated by SDG&E to have access to the LMS. Comverge will send these to the appropriate SDGE personnel via the mail.

6.	Comverge will provide password resets to authorized SDG&E personnel following a 2 step verification process.

SDG&E ASP RESPONSIBILITIES

This section defines the ASP responsibilities that SDG&E has regarding the design, implementation, and ongoing support of the LMS.

1.	SDG&E shall provide to Comverge the customer data necessary to set up and maintain current and accurate information used by the LMS.

2.	SDG&E shall determine the scheduling, groups, and activation of the LMS in dispatching LMS test and control event. SDG&E LMS operators shall have the right to determine the dispatch control of the participating facilities according to the operating parameters defined by the Program Event set forth in the Demand Response Capacity Agreement.

3.	SDG&E shall dispatch control events.

4.	SDG&E shall provide PCs with internet connectivity and Microsoft Internet Explorer (v.5.5 or above) at their SCC to enable users to log into the PowerCAMP™ LMS via the web interface.

5.	SDG&E will notify Comverge who should have access to the system. Any load control event, scheduled by SDG&E personnel with a valid logon id and password shall be considered a valid event.

6.	SDG&E will promptly notify Comverge in writing of personnel who should no longer have access, and Comverge will work to promptly ensure that access is no longer allowed by that users.

7.	SDG&E shall provide the metering design, as well as the equipment and installation for performing Measurement & Verification. SDG&E may at its option and cost utilize Comverge M&V Sentry to perform Measurement & Verification services to enable near real time feedback for the load shed.

2.0 LMS System Function, Components & Interfaces

This section describes load cycling as the main function of the LMS and the major functional components and high level system interfaces of the LMS.

2.1 LMS SYSTEM OVERVIEW

The LMS is a network consisting of devices which are remotely controlled over RF transmission equipment by the PowerCAMP™ LMS or equivalent. SDG&E shall have access to the LMS via the web interface. Comverge shall have access to the LMS via the PowerCAMP™ LMS local control monitor and through the web interface.

Figure 1

2.2 CONTROL DEVICES.

Comverge shall supply and retain ownership of its DCU as the control device used to switch loads on and off remotely in response to commands from the PowerCAMP™ LMS for controlling the load of end use equipment at participating facilities.

2.3 POWERCAMP™ LMS

The PowerCAMP™ LMS shall include the software and hardware necessary to manage the DCU installed at the end use equipment at participating facilities.

The PowerCAMP™ LMS includes Comverge’s PowerCAMP™ Server and PowerCAMP™ Suite, networking equipment, and third party software.

    Power CAMP™ LMS Hardware

    PowerCAMP™ LMS Servers - Two (Primary and Secondary)

a.	Rack-mounted Dell PowerEdge servers for scalable expansion.

b.	Disks in RAID mode for fault tolerance and high availability

c.	One GB RAM

d.	Ethernet Interface

e.	Serial Port

f.	Windows 2003 Operating System

    PowerCAMP™ LMS Software

a.	Comverge’s PowerCAMP™ LMS (LMS) Software - Visual Basic, Microsoft Jet DB Engine

b.	Comverge PowerCAMP™ LMS Web Interface - Apache/Tomcat on Microsoft SQL Server

2.4 TRANSMITTER SITE EQUIPMENT

The PowerCAMP™ LMS shall use Radio Frequency (RF) paging transmission to communicate to the DCUs installed at participating facilities. Comverge shall contract with a local paging company to provide the primary transmitter network. Comverge may also contract with a paging company to provide back up RF transmission capability.

The PowerCAMP™ LMS shall connect through SNPP over TCP/IP to the Paging Partner.

2.5 OPERATIONS OVERVIEW

An operator at SDG&E’s System Control Center (SCC) uses a computer at the SCC to interface via the internet with the LMS. Commands issued by the SDG&E Operator are then managed by the PowerCAMP™ LMS and issued to the radio transmitter network and are then transmitted to the selected DCUs at the participating facility.

The graphical user interface, designed to organize the switches into logical groups to simplify load management. Control strategies, control group addresses, and control parameters are user set within the PowerCAMP™ LMS

Based on the specific load control strategy that is implemented, the PowerCAMP™ LMS will broadcast addressing and cycling information to the communications system. The communication system will then broadcast this information to the various control switches.

2.6 POWERCAMP™ LMS WEB INTERFACE

Help Feature

Help may be accessed by clicking on the Customer Service button near the bottom of the main PowerCAMP™ screen. This displays an email window addressed to Comverge Technical Services, where SDG&E can send comments or question.

Logging into Web Control Application

Users log into the LMS via a secure Web interface.

***

1.	In the welcome screen, type your username and password, and click the log-in button.

Note: Comverge initially creates usernames and pre-expired passwords for an authorized list of SDG&E users. Users will be forced to change their password upon first login. Passwords will have a 90-day expiration cycle.

Creating a Load Control Schedule

SDG&E will have the ability to create a load control schedule, using the PowerCAMP™ web interface. Events can be scheduled for the entire district, or by substation or by individual circuit.

After logging into the PowerCAMP™ LMS, the system displays the main screen, where load control periods may be scheduled. SDG&E shall define the coverage area for the dispatch event. SDG&E will then specify the date, time and duration of the control event by using the calendar function in the LMS Web Interface.

The web interface will display confirmation of the subset of selected control targets and the selected time, date and duration.

Scheduling Control Events

Once a schedule has been created, SDG&E may then submit that schedule to the LMS to be activated as a dispatch control event. Within two minutes the system will processes the schedule and updated system status will be available.

Dispatching Control Events

Once a control event has been scheduled by SDG&E the PowerCAMP™ LMS will execute that control event by dispatching control commands via the RF network to the DCUs connected to the participating facility’s A/C unit. Once PowerCAMP™ LMS issues the control event all participating facilities will be controlled within 10 minutes.

Monitoring System Status

PowerCAMP™ Web provides the ability for SDG&E to monitor the status of all currently submitted control schedules through the System Status tab on the main menu. The status screen displays all current and future schedules that are in the system beginning at 00:00:00 hours (midnight) of the current day.

Once a schedule begins to execute, PowerCAMP™ Web will report the time remaining for that control period.

The Status field shows the current status of each scheduled event, which can be any of the following:

Status	Description
Inactive	No schedule submitted

Pending	Schedule was submitted, but load control has not begun

Executing	The system is under load control as specified in the schedule

Done	The system finished executing the load control schedule

Restoring	After executing the schedule, the system is updating the database

Error	There was error in processing this schedule

LMS Logging and Reporting Schedule Reports

PowerCAMP™ LMS includes extensive logging and PowerCAMP™ LMS Web provides SDG&E with ability to generate daily and monthly reports of the LMS control schedules.

2.7 CONFIRMING COMMERCIAL OPERATIONAL CAPABILITY

Comverge shall use its Sentry M&V technology and methods as the standard in other Demand Response programs to confirm that the LMS is achieving commercial operations and reliable dispatch.

3.0 Data Requirements

Comverge will maintain data integrity and security as established by this ASP Agreement.

1.	SDG&E provides the initial customer data to Comverge. A secure method of file transfer shall be provided by both SDG&E and Comverge.

2.	Comverge shall use this data to create the following databases:

a.	Marketing CRM.

b.	PowerCAMP™ LMS

c.	PowerCAMP™ Web Module

d.	Call Center

3.	The Comverge Call Center will be the focal point for all participant enrollments and for the dispatch of installation/removal of DCUs. During the program any customer activity that is conducted by the Call Center for additions, changes, or removals will be documented in the Call Center database and provided as weekly updates to the PowerCAMP™ LMS and PowerCAMP™ Web Module databases. As well, these updated records will be provided to SDG&E.

These updates will include:

a.	Adding new customer records as participants enroll.

b.	Recording the installation, activation, and/or removal of DCUs.

c.	Recording changes to existing customer records; including removal from program.

4.0 Exchanging SDG&E Customer Data with Comverge

SDG&E and Comverge shall exchange Demand Response participant information. All data at every stage of this process is maintained in a secure state in compliance with SDG&E’s data encryption policy and secure transmission procedures for proprietary customer information:

Every week, SDG&E sends Comverge an encrypted version of each of the following files:

•	Customer records

•	Distribution network information regarding the customers’:

•	Sub-station

•	Circuit

•	Customer identification

•	Premise identification

•	Demand Response participants who are no longer SDG&E customers

Comverge re-encrypts the files and distributes them for internal use by various Comverge business units for marketing, installation and operational activities.

Comverge provides the updated customer data from the Installation file to the Comverge PowerCAMP™ server for daily operation and control activities.

Comverge returns an updated file to SDG&E.

SDG&E uses the updated files it receives back from Comverge to update its customer database.

To ensure that customer privacy and data security needs are not compromised throughout this process, Comverge has developed a robust encrypted data transfer procedure.

4.1 WHERE DATA IS STORED

Data is stored in the locations in the table below:

Comverge VPC CRM DB.	Comverge Network File Server

PowerCAMP™ LMS Web Module DB	Comverge Network PowerCAMP™ LMS Web Server

PowerCAMP™ LMS Suite DB	PowerCAMP™ LMS Server

Call Center DB	Call Center Network File Server

4.2 DATA FLOW

5.0 System Management

Comverge will adhere to the following policies, standards, guidelines, and procedures, as well as technical enforcement mechanisms.

Figure 2

5.1 GENERAL SECURITY AUDIT SERVICES

1.	Comverge will allow Sempra energy to conduct -security audits once a year at Sempra’s cost in a manner that does not affect production operations. To ensure operational integrity during the crucial control months of May through October, audits will not be permissible.

2.	PowerCAMP™ (LMS) will be hosted out of a Class -1 Data Center. SDG&E will be provided access to a secure ftp server to which utility customer information can be transferred Data will be uploaded to a CRM application in the Data Center. Comverge Marketing, Call Center partner as well Installation Groups will acquire data either through a secure on-line interface or through PGP encrypted files.

3.	As a security measure, Comverge will take every commercially reasonable effort to disable all or part of the functionality of the application when Comverge confirms that a security breach has occurred,

5.2 PHYSICAL SECURITY AUDIT SERVICES

Comverge will have controls in place to provide reasonable assurance that physical security over computer and network files, programs, and data is restricted to authorized individuals

1.	Servers and network equipment hosting Sempra Energy data will be located in a locked cabinet in a class-1 data center. Key access to cabinet is restricted to Comverge approved personnel. Data center uses badge scans AND biometric (fingerprint) identification to authorization / authentication.

2.	Comverge will use good judgment and be sensitive to Sempra Energy’s request to revoke or disapprove individuals’ access to environments hosting applications for Sempra Energy.

3.	Comverge will disclose who amongst their personnel will have access to the environment hosting the application for Sempra Energy. A list of all persons having access shall be forwarded to the Information Protection Manager prior to access being granted. Sempra reserves the right to require evidence of successful background investigations or other security checks prior to approving access. Comverge will assume, unless specifically informed by SDG&E, that everyone that Comverge discloses has access and is approved by SDG&E to work on the SDG&E system.

4.	Comverge will perform standard employment verification and criminal background checks as part of its hiring process. Information can be provided to Sempra upon request

5.3 NETWORK SECURITY INFORMATION PROTECTION

Comverge will work to ensure that incoming connections from Comverge will not compromise the overall security posture of the Sempra network perimeter. Steps include:

1.	Data transfer between Sempra Energy and Comverge Inc. will be at least 3DES 168 bit encryption using PGP.

2.	Comverge SFTP servers sit behind the Comverge firewall. Access is authenticated using a public/private key pair generated on the server by Comverge.

3.	Comverge will use dedicated application servers in the Data Center to process data from Sempra Energy.

4.	Comverge uses a Cisco PIX firewall with Intrusion Detection Monitoring and uses known best practices for firewall configuration.

5.	Comverge can demonstrate that it has taken prudent precautions to prevent attacks.

6.	Comverge will provide any Secret keys used for encryption and/or authentication to the Sempra Energy IP Manager or a trusted third party approved by Sempra. All encryption algorithms used in the processing, transmission, or storage of Sempra data will be disclosed and approved by Sempra’s Information Protection Manager.

5.4 HOST SECURITY INFORMATION PROTECTION

Comverge will configure servers to minimize the chances that these assets will become unavailable for use by Sempra Energy, and to minimize compromises to the integrity or confidentiality of Sempra data. Steps include:

1.	Directories on file servers located in the ASP will be password-protected. Passwords shall consist of eight characters or more containing at least two control characters or numbers. When practicable, passwords will be changed at least every 90 days.

2.	PGP encryption before transmitting sensitive data.

3.	Backup servers using media dedicated to Sempra Energy. In the event that the contract between Sempra and Comverge is terminated, all tapes or media containing Sempra data will be returned to Sempra immediately. All tapes or other media used to store backups or copies of Sempra data shall be electronically purged by degaussing and writing binary digits into the spaces once occupied by Sempra data. The IP Manager shall approve media disposal techniques or any exceptions to this provision.

4.	Sempra customer information may be loaded into a highly available database infrastructure which uses redundant arrays. Sempra data will be kept logically separated in its own database with unique access

5.5 DISASTER RECOVERY INFORMATION PROTECTION

1.	Comverge will perform daily backups. Weekly backups will be stored in an off-site secure facility and verifiable by a trusted third party.

2.	Comverge will have written disaster recovery and business continuity plans and procedures, which will be tested annually. These procedures can be submitted for approval and validation by the Sempra Production Control Manager.

3.	Data Center has power backed up by UPS. Diesel generators are on stand-by in case of prolonged outage. This will ensure continuous and reliable access to data.

5.6 CHANGE MANAGEMENT INFORMATION PROTECTION

Comverge has controls in place to provide reasonable assurance that changes, additions, or modifications to hardware, operating systems, and systems software are managed and controlled so that existing production systems (hardware operating systems and systems software) are not adversely impacted. These include:

1.	Comverge will document system and process changes. These include detailed implementation plans, time of implementations, duration of outage (if applicable), test plans, back-out plans, success measurement criteria, and overall risk assessment.

2.	Impacted Sempra entities will be notified of any changes and provide their approval prior to implementation.

3.	All changes involving planned outages to hardware, operating systems and/or systems software will be submitted for approval a minimum of two weeks in advance of the implementation date.

5.7 EVENT MANAGEMENT AND PROBLEM RESOLUTION

Comverge has controls in place to provide reasonable assurance that operational problems are identified, followed-up, and resolved.

1.	All operation problems go through a root-cause analysis which will detail required corrective actions. Processes will be in place to make sure that corrective actions are implemented in prescribed timeframes. Comverge will share relevant information with Sempra.

5.8 ENVIRONMENTAL CONTROLS

Comverge has controls in place to provide reasonable assurance that procedures are established to monitor the environmental equipment protecting Sempra’s Information Technology assets in the data center.

1.	The Comverge hosting facility has redundant electrical power capability, adequate UPS service, an emergency power source, and fire protection.

2.	Changes will be coordinated to ensure Sempra’s Information Technology assets are environmentally secure.

5.9 NETWORK AND SYSTEM MONITORING

Comverge has controls in place to provide reasonable assurance that networks and processing systems are monitored to provide for notification and escalation of outages or problems.

5.10 NETWORK CAPACITY MANAGEMENT AND REDUNDANCY

Comverge has or will have controls in place to provide reasonable assurance that capacity thresholds are maintained above current network utilization and those operations can continue in the event of unplanned disruptions.

1.	Average utilization of network capacity will be maintained at a level which ensures good connectivity to the systems. If the threshold is exceeded on a regular basis, capacity will be increased to support the requirement.

2.	Primary and back-up server will be hosted out of hosting facility. The data center has network redundancy built in through multiple carriers. Comverge can host a third cold-backup server at a remote location which can be brought up in case of an emergency

5.11 BACK-UP OF SYSTEMS AND CUSTOMER DATA CONTROL

Comverge will perform daily backups. Weekly backups will be stored in an off-site secure facility and verifiable by a trusted third party.

5.12 IMPLEMENTATION AND MAINTENANCE OF CUSTOMER EQUIPMENT

Comverge has controls in place to provide reasonable assurance that equipment is properly implemented through standard system assurance practices and techniques.

5.13 SYSTEM BACK UP & RECOVERY

5.13.1 Server Operations

1.	System configurations backed up on a regular basis and stored off-site.

2.	Each VPC implementation has a primary and secondary server.

3.	Node configurations are kept consistent on both machines

4.	Secondary server is in warm-failover mode and can be brought up at any time.

5.	To provide an additional level of failover, a third server is kept in a warm failover mode at a different geographic location. Processes in place to keep system configuration and paging terminal communication consistent across all servers.

5.13.2 Paging Service

Comverge will be using commercially available paging service. ***

6.0 Reliability, Availability, and Serviceability

6.1 RELIABILITY

LMS reliability is monitored and tested by both Comverge and SDG&E.

Comverge shall be responsible for conducting routine monitoring and testing of the LMS to ensure equipment is functioning as designed. Monitoring and testing will be performed by Comverge throughout the program year. During the control season Comverge shall notify SDG&E of these routine system tests.

Prior to the start of the control season, SDG&E will conduct an annual test of the system to ensure the dispatch system is operating as designed. This “Program Test Event” is a single event in April of each program year when participating facilities are called upon for demand reduction by cycling their end-use equipment on and off in order to test the dispatch system and signal receipt by participating facilities.

6.2 AVAILABILITY

The LMS shall be available to SDG&E for both control and test operations as specified in the Demand Response Capacity Delivery Agreement.

6.3 SERVICEABILITY

Comverge maintains a trained and knowledgeable technical staff at its technical centers in Newark, California, Norcross, Georgia, and East Hanover, New Jersey.

The LMS has extensive logging and tracking capability. Comverge uses this to proactively monitor all aspects of the LMS to ensure full operability. An automated monitoring system continually monitors the network and issues email alerts as soon as a problem is detected.

Comverge performs and coordinates any required repairs or replacements to any park of the LMS.

Comverge proactively repairs any system problems. If a problem affects LMS operations, Comverge will notify SDG&E to explain how long the service may be affected. As the problem is resolved, Comverge will continue to update SDG&E to ensure that appropriate choices are made to control usage and power during this time period.